Exhibit 99.1

Aimco's 2019
South Florida
Redevelopments

Flamingo Point *(top)*
Bay Parc *(left)*

Fourth Quarter 2019

Earnings Release and Supplemental Information

Aimco
• APARTMENT HOMES •

Page
2	Earnings Release

11	Consolidated Statements of Operations

12	Consolidated Balance Sheets

13	Schedule 1 – Funds From Operations and Adjusted Funds From Operations Reconciliation

15	Schedule 2 – Funds From Operations and Adjusted Funds From Operations Information

18	Schedule 3 – Property Net Operating Income

19	Schedule 4 – Apartment Home Summary

20	Schedule 5 – Capitalization and Financial Metrics

22	Schedule 6 – Same Store Operating Results

26	Schedule 7 – Portfolio Data by Market

28	Schedule 8 – Apartment Community Disposition and Acquisition Activity

29	Schedule 9 – Apartment Community Capital Additions Information

30	Schedule 10 – Redevelopment and Development Portfolio

34	Glossary and Reconciliations of Non-GAAP Financial and Operating Measures

Aimco Reports Fourth Quarter 2019 Results; Establishes 2020 Guidance

Denver, Colorado, January 30, 2020 – Apartment Investment and Management Company (“Aimco”) (NYSE: AIV) announced today fourth quarter results for 2019.

Chairman and Chief Executive Officer Terry Considine comments: “Aimco had a solid fourth quarter, completing a good year. Full year 2019 Same Store revenue and NOI were 50 and 70 basis points, respectively, better than the original midpoint of guidance, and controllable operating expenses were flat, year-over-year. With December average daily occupancy of 97.9%, our properties are well occupied, providing an excellent starting point to 2020.”

“In redevelopment, Aimco continued to upgrade properties throughout its portfolio and is ‘on track’ with its major projects in Boulder, Miami Beach, and Redwood City.”

“In portfolio management, we continue to search for accretive investment opportunities in fully-priced markets. In fourth quarter, we closed one such investment, making a mezzanine loan to the partnership that owns Parkmerced Apartments in San Francisco while acquiring a ten-year option to acquire a 30% interest in the partnership which owns both 3,165 rent-control apartment homes and entitled land to develop 4,093 market rate apartment homes. The option provides Aimco with the risk-free opportunity to participate in one of the most dynamic multi-family markets in the world, while the loan provides a safe and immediately accretive return on investment.”

Chief Financial Officer Paul Beldin adds: “Fourth quarter 2019 Pro forma FFO of $0.65 per share was $0.01 ahead of the midpoint of guidance primarily from (i) better than anticipated Same Store operations and (ii) the earnings contribution from the Parkmerced loan. AFFO per share of $0.58 met the midpoint of guidance with increased investment in maintaining our properties offsetting the outperformance in Pro forma FFO.”

“In 2020, we expect Same Store revenue growth of 3.0% to 3.8%, and Same Store expense growth of 1.6% to 2.4%, resulting in Same Store NOI growth of 3.2% to 4.6%. At their midpoints, these expectations are consistent with our 2020 Outlook, published on September 30, 2019. We also expect 2020 Aimco AFFO per share to be $2.34 to $2.44, representing 9% growth at the midpoint, consistent with our December forecast of 8% to 10% 2020 AFFO growth.”

Financial Results: Fourth Quarter Pro forma FFO & AFFO Per Share grew by 5% & 12%, respectively

In July 2018, Aimco sold its Asset Management business, accepting near-term earnings dilution as the price of an increased long-term growth rate. In 2019, Aimco overcame the resulting earnings headwinds to achieve 2% Pro forma FFO and AFFO per share growth. In the fourth quarter, the first without the year-over-year comparison including the Asset Management business, Aimco Pro forma FFO and AFFO per share increased at 5% and 12%, respectively.

	FOURTH QUARTER			FULL YEAR
(all items per common share - diluted)	2019	2018	Variance	2019	2018	Variance
Net income	$0.90	$0.04	nm	$3.15	$4.34	(27%)
Nareit Funds From Operations (FFO)	$0.59	$0.64	(8%)	$2.37	$2.63	(10%)
Pro forma adjustments, net*	$0.06	$(0.02)	nm	$0.13	$(0.18)	nm
Pro forma Funds From Operations (Pro forma FFO)	$0.65	$0.62	5%	$2.50	$2.45	2%
Deduct Capital Replacements	$(0.07)	$(0.10)	(30%)	$(0.30)	$(0.29)	3%
Adjusted Funds From Operations (AFFO)	$0.58	$0.52	12%	$2.20	$2.16	2%

* See Supplemental Schedule 1 for a detailed list of Pro forma adjustments to FFO.

Net Income (per diluted common share) – Year-over-year, fourth quarter net income increased due primarily to higher gains from dispositions.

Pro forma FFO (per pro forma diluted common share) – Aimco’s fourth quarter Pro forma FFO per share increased $0.03 year-over-year due primarily to a $0.02 contribution from Same Store Property Net Operating Income, driven by a 3.3% increase in revenue, offset partially by a 4.4% increase in expenses, resulting in growth of 2.9%.

Adjusted Funds from Operations (per pro forma diluted common share) – Aimco’s fourth quarter AFFO per share increased $0.06 year-over-year due to the $0.03 increase in Pro forma FFO per share and $0.03 due to timing of Capital Replacement spending in 2018.

Operating Results: Same Store NOI: Fourth Quarter Up 2.9%; Full Year Up 4.3%

	FOURTH QUARTER					FULL YEAR
	Year-over-Year			Sequential		Year-over-Year
	2019	2018	Variance	3rd Qtr.	Variance	2019	2018	Variance
Average Rent per Apartment Home	$2,128	$2,065	3.1%	$2,119	0.4%	$2,104	$2,038	3.2%
Other Income per Apartment Home	127	128	(0.8%)	149	(14.8%)	135	132	2.3%
Average Revenue per Apartment Home	$2,255	$2,193	2.8%	$2,268	(0.6%)	$2,239	$2,170	3.2%
Average Daily Occupancy	97.4%	97.0%	0.4%	96.9%	0.5%	97.1%	96.5%	0.6%

$ in Millions
Revenue, before utility reimbursements	$174.8	$169.2	3.3%	$174.7	—%	$691.4	$666.0	3.8%
Expenses, net of utility reimbursements	44.0	42.2	4.4%	46.7	(5.6%)	181.8	177.5	2.4%
NOI	$130.8	$127.0	2.9%	$128.0	2.1%	$509.6	$488.5	4.3%

Same Store Rental Rates – Aimco measures changes in rental rates by comparing, on a lease-by-lease basis, the rate on a newly executed lease to the rate on the expiring lease for that same apartment. Newly executed leases are classified as either a new lease, where a vacant apartment is leased to a new customer, or as a renewal. The table below details changes in new and renewal lease rates.

2019	1st Qtr.	2nd Qtr.	3rd Qtr.	Oct	Nov	Dec	4th Qtr.	FULL YEAR
Renewal rent increases	5.2%	5.0%	4.6%	5.1%	5.2%	4.7%	5.0%	4.9%
New lease rent increases	0.8%	2.0%	2.5%	1.0%	0.8%	—%	0.7%	1.9%
Weighted average rent increases	2.9%	3.6%	3.6%	3.1%	2.1%	1.1%	2.4%	3.4%
Average Daily Occupancy	97.0%	96.9%	96.8%	97.1%	97.4%	97.9%	97.4%	97.1%

New leases were approximately 75% of Aimco total leasing activity in November and December, contributing to a 50 basis point increase in occupancy during these months.

Redevelopment and Development

Redevelopment is Aimco’s second line of business where Aimco creates value by repositioning communities within the Aimco portfolio. Aimco also undertakes ground-up development when warranted by risk-adjusted investment returns, either directly or in connection with redevelopment of an existing apartment community. Aimco invests to earn leverage-neutral risk-adjusted returns in excess of those expected from the apartment communities sold in “paired trades” to fund the redevelopment and development. Of these two activities, Aimco generally favors redevelopment because it permits adjustment of the scope and timing of spending to align with changing market conditions and customer preferences.

During the fourth quarter, Aimco invested $58 million in redevelopment and development. Aimco continued phased redevelopment activities at Bay Parc in Miami, the full redevelopment of the North Tower at Flamingo Point in Miami Beach, Florida, and 707 Leahy in Redwood City, California, and ground-up construction at Parc Mosaic in Boulder, Colorado, The Fremont on the Anschutz Medical Campus in Aurora, Colorado, and Eldridge Townhomes adjacent to its Elm Creek apartment community in Elmhurst, Illinois.

At Parc Mosaic, Aimco completed three buildings in 2019, the first in August, the second in October, and the third in late December. As of December 31, 2019, the first two buildings were 81% leased and in January, Aimco welcomed the first residents of the third building. The fourth, and final, building was delayed slightly and is now expected to be finished later in the first quarter. Notwithstanding this delay, Aimco expects to achieve stabilized occupancy in fourth quarter 2020, consistent with prior projections.

At 707 Leahy, Aimco completed construction on the first building, containing twelve apartment homes, in January. Construction on the remaining homes is on schedule to be complete in the second quarter.

At Flamingo Point, Aimco completed construction on the entryway, retail, and amenities in the fourth quarter and continued the full renovation of the North Tower.

When possible, Aimco prefers redevelopments that can be completed one apartment home at a time, when that home is vacated and available for renovation, or one floor at a time, thereby limiting the number of down homes and lease-up risk. Aimco currently has six smaller phase projects ongoing in its portfolio. During the fourth quarter, Aimco completed 21 apartment homes, with another 21 homes under construction at quarter end. In 2019, at these projects, Aimco completed 150 apartment homes.

During the fourth quarter, Aimco leased 77 redeveloped or newly developed apartment homes. At December 31, 2019, Aimco’s exposure to lease-up at active redevelopments and developments was 866 apartment homes, or less than 3% of Aimco’s homes.

Portfolio Management

Aimco’s portfolio of apartment communities is diversified across “A,” “B,” and “C+” price points, averaging “B/B+” in quality and is also diversified across several of the largest markets in the United States.

As part of its portfolio strategy, Aimco seeks to sell up to 10% of its portfolio annually and to reinvest the proceeds from such sales in accretive uses such as capital enhancements, redevelopments, some developments, and selective acquisitions with projected Free Cash Flow internal rates of return higher than expected from the communities being sold. Through this disciplined approach to capital recycling, Aimco significantly increases the quality and expected growth rate of its portfolio.

	FOURTH QUARTER
	2019	2018	Variance
Apartment Communities	124	135	(11)
Apartment Homes	32,839	36,549	(3,710)
Average Revenue per Apartment Home	$2,272	$2,126	7%
Portfolio Average Rents as a Percentage of Local Market Average Rents	113%	113%	—%
Percentage A (4Q 2019 Average Revenue per Apartment Home $2,943)	54%	51%	3%
Percentage B (4Q 2019 Average Revenue per Apartment Home $2,006)	29%	33%	(4%)
Percentage C+ (4Q 2019 Average Revenue per Apartment Home $1,782)	17%	16%	1%
NOI Margin	74%	73%	1%
Free Cash Flow Margin	69%	69%	—%

Fourth Quarter Portfolio – For its entire portfolio, Aimco’s average monthly revenue per apartment home was $2,272 for fourth quarter 2019, a 7% increase compared to fourth quarter 2018. This increase is due to year-over-year growth in Same Store revenue, as well as Aimco’s acquisition activities, lease-up of redevelopment communities, and sales of communities with average monthly revenues per apartment home lower than those of the retained portfolio.

In 2019, Aimco reallocated capital from slower-growth markets such as Chicago and reinvested the proceeds in higher-growth markets such as Miami, Denver, and Boston.

Acquisitions – Aimco follows a disciplined paired trade policy in making investments. Aimco evaluates potential acquisitions seeking Free Cash Flow internal rates of returns higher than those of the properties being sold. Aimco prefers well-located real estate where land is a significant percentage of total value and provides potential upside from development or redevelopment.

In 2019, Aimco acquired three properties: One Ardmore in Ardmore, Pennsylvania; Prism (50 Rogers), under construction in Cambridge, Massachusetts; and 1001 Brickell Bay Drive in Miami, Florida. Together, these acquisitions have an expected 9% weighted-average Free Cash Flow internal rate of return, approximately 300 basis points better than expected from the properties being sold in paired trades to fund the acquisitions.

Mezzanine Loan Investment – As announced in December 2019, Aimco made a five-year, $275 million mezzanine loan at a 10% annual rate to the partnership owning Parkmerced Apartments. The loan is secured by a second-priority deed of trust. Aimco simultaneously acquired a ten-year option to acquire a 30% interest in the partnership at an exercise price of $1 million, increased by 30% of future capital spending to progress development and redevelopment of Parkmerced Apartments.

Parkmerced Apartments is a 152-acre site in the southwest corner of San Francisco, currently improved with 3,221 apartment homes completed shortly before and after World War II. These apartment homes are subject to City of San Francisco rent control. The development of the site is governed by a development agreement that allows for 8,900 total residential units, with the new units exempt from City of San Francisco rent control. The partnership, which is the Aimco borrower and in which Aimco has the option to acquire 30% ownership, owns 3,165 of the existing rent-controlled apartment homes as well as the vested right to develop 4,093 of the new market-rate homes.

Dispositions – In the fourth quarter, Aimco sold four apartment communities with 991 apartment homes, generating net proceeds of $201 million.

In 2019, Aimco sold twelve apartment communities, generating net proceeds of $619 million used to fund acquisitions, redevelopment, development, the repurchase of Aimco shares in the fourth quarter of 2018, and other capital investments. Aimco delayed approximately $300 million of year-end and January sales. While this delay temporarily increased leverage, we expect a better execution as the transaction market remains deep, liquid, and attractively priced.

Balance Sheet

Aimco Leverage

Aimco seeks to increase financial returns by using leverage with appropriate caution. Aimco limits risk through its balance sheet structure, employing low leverage, primarily non-recourse and long-dated property debt; and Aimco builds financial flexibility by maintaining ample unused and available credit as well as holding properties with substantial value unencumbered by property debt; and by using partners’ equity capital when it enhances financial returns or reduces investment risk.

Aimco leverage includes the Aimco share of long-term, non-recourse, property debt encumbering apartment communities, outstanding borrowings under the Aimco revolving credit facility, outstanding Preferred Equity, and redeemable noncontrolling interests in a real estate partnership.

	AS OF DECEMBER 31, 2019
$ in Millions	Amount	% of Total	Weighted Avg. Maturity (Yrs.)
Aimco share of long-term, non-recourse property debt	$4,244	92%	7.5
Outstanding borrowings on revolving credit facility	275	6%	2.1
Preferred Equity*	97	2%	10.0
Redeemable noncontrolling interests in a real estate partnership**	5	—%	2.8
Total Leverage	$4,621	100%	7.3
Cash, restricted cash and investments in securitization trust assets	(271)
Net Leverage	$4,350
*	Aimco Preferred Equity is redeemable at the holder’s option. Aimco has computed the weighted-average maturity of its total leverage assuming a 10-year maturity for its Preferred Equity.
**

During the year ended December 31, 2019, Aimco acquired a 95% interest in 1001 Brickell Bay Drive. The remaining 5% is held by an outside partner with a put option that allows the holder, at his option, to redeem his interest for cash after a three-year period. The term to maturity reflects the time remaining until the put expires.

During the fourth quarter, Aimco borrowed $105 million in a non-recourse, fixed-rate property loan with interest at 3.21% and a term to maturity of 11 years.

Leverage Ratios

Aimco target leverage ratios are Proportionate Debt and Preferred Equity to Adjusted EBITDAre below 7.0x and Adjusted EBITDAre to Interest Expense and Preferred Dividends greater than 2.5x. Aimco calculates Adjusted EBITDAre and Adjusted Interest Expense used in its leverage ratios based on current quarter amounts, annualized.

Proportionate Debt to Adjusted EBITDAre	7.4x
Proportionate Debt and Preferred Equity to Adjusted EBITDAre	7.6x
Adjusted EBITDAre to Adjusted Interest Expense	3.7x
Adjusted EBITDAre to Adjusted Interest Expense and Preferred Dividends	3.5x

The sales delay mentioned above, increased Aimco leverage to EBITDAre ratios by 0.3x at year end 2019. Aimco expects a gradual decline in leverage to EBITDAre ratios throughout 2020, reaching approximately 6.4x and 6.5x, respectively, at year-end. In future years, earnings growth from completed redevelopments will increase EBITDAre and further reduce Aimco leverage ratios.

Liquidity

Aimco uses its credit facility primarily for working capital and other short-term purposes and to secure letters of credit. At December 31, 2019, Aimco held cash and restricted cash of $177 million and had the capacity to borrow up to $518 million under its revolving credit facility, after consideration of $7 million of letters of credit backed by the facility.

Aimco also manages its financial flexibility by maintaining an investment grade rating and holding apartment communities that are unencumbered by property debt. At December 31, 2019, Aimco held unencumbered apartment communities with an estimated fair market value of approximately $2.4 billion.

Equity Capital Activities

On January 28, 2020, the Aimco Board of Directors declared quarterly cash dividends of $0.41 per share of Class A Common Stock, representing an increase of 5% compared to the regular quarterly dividends paid in 2019. This amount is payable on February 28, 2020, to stockholders of record on February 14, 2020.

2020 Outlook

The Aimco strategy remains unchanged: focusing on excellence in property operations; value creation through redevelopment and development; portfolio management based on a disciplined approach to capital recycling; a safe, flexible balance sheet with abundant liquidity; and a business model favoring sustainable long-term growth executed by a stable, performance-oriented, and collaborative team.

Aimco expects 2020 Pro forma FFO per share in the range of $2.62 to $2.72 with AFFO per share of $2.34 to $2.44. At the guidance range midpoint, Aimco projected 2020 AFFO growth of $0.19, or 9% reflects:

•	$0.13 per share growth from its Same Store portfolio, based on the first quarter 2020 population;
•	$0.05 per share net contribution from its investments, resulting from:
o	$0.06 net contribution from the Parkmerced mezzanine loan,
o	$0.04 incremental AFFO from Redevelopment and Development communities, and
o	($0.05) dilution from property sales funding Redevelopment and Development and other Aimco investments in real estate; and
•	$0.01 per share contribution from other items, net.

The $0.04 contribution from Redevelopment and Development communities is expected to increase another $0.18 per share, net of incremental capital costs, as these properties are stabilized over the next four years.

($ Amounts represent Aimco Share)	FULL YEAR 2020	FULL YEAR 2019

Net Income per share	$3.07 to $3.59	$3.15
Pro forma FFO per share	$2.62 to $2.72	$2.50
AFFO per share	$2.34 to $2.44	$2.20

Select Components of Nareit FFO
Same Store Operating Measures
Revenue change compared to prior year	3.00% to 3.80%	3.8%
Expense change compared to prior year	1.60% to 2.40%	2.4%
NOI change compared to prior year	3.20% to 4.60%	4.3%

Other Earnings
Tax Benefit	$9M to $11M	$13M

Offsite Costs
Property management expenses [1]	$19M	$20M
General and administrative expenses	$44M	$44M
Investment management expenses [2]	$6M	$7M

Capital Investments
Redevelopment/Development	$250M to $300M	$230M
Capital Enhancements	$50M to $70M	$88M

Transactions
Property dispositions	$900M to $1,000M	$696M
Property acquisitions [3]	—	$223M

Balance Sheet
Proportionate Debt to Adjusted EBITDAre [4]	~6.4x	7.4x
Proportionate Debt and Preferred Equity to Adjusted EBITDAre [4]	~6.5x	7.6x

[1]

Property management expenses for the year ended December 31, 2019, are presented net of approximately $1.0 million of restructuring costs that Aimco incurred for the relocation of its office functions from its Indianapolis office to Denver, which have been excluded from Pro forma FFO.

[2]

Investment management expenses includes costs related to transactions and new business pursuits. Costs for the year ended December 31, 2019, previously included in multiple line items in the statements of operations, are included in investment management expenses above for comparability.

[3]	Aimco does not predict or guide to acquisitions. Aimco monitors potential transactions and funds acquisitions pursuant to its strict paired trade discipline.
[4]

Aimco delayed $300 million of year-end and January sales. The sales delay increased Aimco leverage to EBITDAre ratios by 0.3x at year end 2019. Aimco expects a gradual decline in leverage to EBITDAre ratios throughout 2020, reaching approximately 6.4x and 6.5x, respectively, at year-end. In future years, earnings growth from completed redevelopments will increase EBITDAre and further reduce Aimco leverage ratios.

($ Amounts represent Aimco Share)	FIRST QUARTER 2020

Net income per share	$1.90 to $2.00
Pro forma FFO per share	$0.64 to $0.68
AFFO per share	$0.58 to $0.62

Earnings Conference Call Information

Live Conference Call:	Conference Call Replay:
Friday, January 31, 2020 at 1:00 p.m. ET	Replay available until April 30, 2020
Domestic Dial-In Number: 1-888-317-6003	Domestic Dial-In Number: 1-877-344-7529
International Dial-In Number: 1-412-317-6061	International Dial-In Number: 1-412-317-0088
Passcode: 3784299	Passcode: 10137927
Live webcast and replay: investors.aimco.com

Supplemental Information

The full text of this Earnings Release and the Supplemental Information referenced in this release are available on Aimco’s website at investors.aimco.com.

Glossary & Reconciliations of Non-GAAP Financial and Operating Measures

Financial and operating measures found in this Earnings Release and the Supplemental Information include certain financial measures used by Aimco management that are measures not defined under accounting principles generally accepted in the United States, or GAAP. Certain Aimco terms and Non-GAAP measures are defined in the Glossary in the Supplemental Information and Non-GAAP measures reconciled to the most comparable GAAP measures.

About Aimco

Aimco is a real estate investment trust focused on the ownership and management of quality apartment communities located in select markets in the United States. Aimco is one of the country’s largest owners and operators of apartments, with ownership interests in 124 apartment communities in 17 states and the District of Columbia. Aimco common shares are traded on the New York Stock Exchange under the ticker symbol AIV and are included in the S&P 500. For more information about Aimco, please visit our website at www.aimco.com.

Contact

Matt Foster, Director, Investor Relations

Investor Relations 303-793-4661, investor@aimco.com

Forward-looking Statements

This Earnings Release and Supplemental Information contain forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements regarding projected results and specifically forecasts of first quarter and full year 2020 results, including but not limited to: Nareit FFO, Pro forma FFO and selected components thereof; AFFO; Aimco redevelopment and development investments and projected yield on such investments, timelines, and Net Operating Income contribution; expectations regarding sales of Aimco apartment communities and the use of proceeds thereof; and Aimco liquidity and leverage metrics.

These forward-looking statements are based on management’s judgment as of this date, which is subject to risks and uncertainties. Risks and uncertainties include, but are not limited to: Aimco’s ability to maintain current or meet projected occupancy, rental rate and property operating results; the effect of acquisitions, dispositions, redevelopments and developments; Aimco’s ability to meet budgeted costs and timelines, and achieve budgeted rental rates related to Aimco redevelopment and development investments; expectations regarding Aimco sales of apartment communities and the use of proceeds thereof; and Aimco’s ability to comply with debt covenants, including financial coverage ratios.

Actual results may differ materially from those described in these forward-looking statements and, in addition, will be affected by a variety of risks and factors, some of which are beyond Aimco’s control, including, without limitation:

•

Real estate and operating risks, including fluctuations in real estate values and the general economic climate in the markets in which Aimco operates and competition for residents in such markets; national and local economic conditions, including the pace of job growth and the level of unemployment; the amount, location and quality of competitive new housing supply; the timing of acquisitions, dispositions, redevelopments and developments; and changes in operating costs, including energy costs;

•

Financing risks, including the availability and cost of capital markets’ financing; the risk that cash flows from operations may be insufficient to meet required payments of principal and interest; and the risk that earnings may not be sufficient to maintain compliance with debt covenants;

•	Insurance risks, including the cost of insurance, and natural disasters and severe weather such as hurricanes; and
•

Legal and regulatory risks, including costs associated with prosecuting or defending claims and any adverse outcomes; the terms of governmental regulations that affect Aimco and interpretations of those regulations; and possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of apartment communities presently or previously owned by Aimco.

In addition, Aimco’s current and continuing qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code and depends on Aimco’s ability to meet the various requirements imposed by the Internal Revenue Code, through actual operating results, distribution levels and diversity of stock ownership.

Readers should carefully review Aimco’s financial statements and the notes thereto, as well as the section entitled “Risk Factors” in Item 1A of Aimco’s Annual Report on Form 10-K for the year ended December 31, 2018, and the other documents Aimco files from time to time with the Securities and Exchange Commission.

These forward-looking statements reflect management’s judgment as of this date, and Aimco assumes no obligation to revise or update them to reflect future events or circumstances. This press release does not constitute an offer of securities for sale.

Consolidated Statements of Operations

(in thousands, except per share data) (unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
REVENUES
Rental and other property revenues attributable to real estate	$230,032	$232,022	$914,294	$922,593
Asset Management business rental and tax credit revenues	—	—	—	49,817
Total revenues	230,032	232,022	914,294	972,410
OPERATING EXPENSES
Property operating expenses attributable to real estate	78,768	75,329	311,221	307,901
Property operating expenses of partnerships served by Asset Management business	—	56	—	20,921
Depreciation and amortization	97,144	91,347	380,171	377,786
General and administrative expenses	12,723	9,074	47,037	46,268
Other expenses (income), net	4,769	(9,848)	19,092	3,778
Total operating expenses	193,404	165,958	757,521	756,654
Interest income	2,809	3,146	11,424	10,914
Interest expense	(45,846)	(57,441)	(168,807)	(200,634)
Gain (loss) on dispositions of real estate and the Asset Management business	146,239	(2,274)	503,168	677,463
Mezzanine investment income, net	1,531	—	1,531	—
Income (loss) from unconsolidated real estate partnerships	212	(64)	803	77
Income before income tax benefit	141,573	9,431	504,892	703,576
Income tax benefit	1,193	409	3,135	13,027
Net income	142,766	9,840	508,027	716,603
Noncontrolling interests:
Net income attributable to noncontrolling interests in consolidated real estate partnerships	(84)	(175)	(187)	(8,220)
Net income attributable to preferred noncontrolling interests in Aimco OP	(1,908)	(1,934)	(7,708)	(7,739)
Net income attributable to common noncontrolling interests in Aimco OP	(7,262)	(324)	(26,049)	(34,417)
Net income attributable to noncontrolling interests	(9,254)	(2,433)	(33,944)	(50,376)
Net income attributable to Aimco	133,512	7,407	474,083	666,227
Net income attributable to Aimco preferred stockholders	—	(2,148)	(7,335)	(8,593)
Net income attributable to participating securities	(173)	(33)	(604)	(1,037)
Net income attributable to Aimco common stockholders	$133,339	$5,226	$466,144	$656,597

Net income attributable to Aimco per common share – basic	$0.90	$0.04	$3.16	$4.34
Net income attributable to Aimco per common share – diluted	$0.90	$0.04	$3.15	$4.34
Weighted-average common shares outstanding – basic [1]	148,449	148,800	147,718	151,152
Weighted-average common shares outstanding – diluted [1]	148,700	149,058	147,944	151,334

[1]

2018 basic and diluted weighted average common shares outstanding have been restated to reflect the impact of the February 20, 2019, reverse stock split. As previously reported, basic and diluted weighted average common shares outstanding were 153,441 and 153,705, respectively, for the three months ended December 31, 2018, and were 155,866 and 156,053, respectively, for the year ended December 31, 2018.

Consolidated Balance Sheets

(in thousands) (unaudited)

	December 31,	December 31,
	2019	2018
Assets
Real estate	$8,737,591	$8,308,590
Accumulated depreciation	(2,718,284)	(2,585,115)
Net real estate	6,019,307	5,723,475
Cash and cash equivalents	142,902	36,858
Restricted cash	34,800	35,737
Mezzanine investment	280,258	—
Goodwill	37,808	37,808
Other assets	317,811	313,733
Assets held for sale	—	42,393
Total Assets	$6,832,886	$6,190,004

Liabilities and Equity
Non-recourse property debt	$4,251,339	$3,937,000
Debt issue costs	(20,749)	(21,695)
Non-recourse property debt, net	4,230,590	3,915,305
Revolving credit facility borrowings	275,000	160,360
Accrued liabilities and other	364,721	226,230
Liabilities related to assets held for sale	—	23,177
Total Liabilities	4,870,311	4,325,072

Preferred noncontrolling interests in Aimco OP	97,064	101,291
Redeemable noncontrolling interests in consolidated real estate partnership	4,716	—

Equity:
Perpetual preferred stock	—	125,000
Class A Common Stock	1,489	1,446
Additional paid-in capital	3,497,367	3,515,686
Accumulated other comprehensive income	4,195	4,794
Distributions in excess of earnings	(1,722,402)	(1,947,507)
Total Aimco equity	1,780,649	1,699,419
Noncontrolling interests in consolidated real estate partnerships	(3,296)	(2,967)
Common noncontrolling interests in Aimco OP	83,442	67,189
Total Equity	1,860,795	1,763,641
Total Liabilities and Equity	$6,832,886	$6,190,004

Supplemental Schedule 1

Funds From Operations and Adjusted Funds From Operations Reconciliation	(Page 1 of 2)

Three Months and Year Ended December 31, 2019 Compared to Three Months and Year Ended December 31, 2018

(in thousands, except per share data) (unaudited)

Aimco believes that Economic Income (defined as Net Asset Value, or NAV, growth plus dividends) is an important measure of long-term financial performance. NAV is used by many investors because the value of company assets can be readily estimated, even for non-earning assets such as land or properties under development. NAV has the advantage of incorporating the investment decisions of thousands of real estate investors, enhancing comparability among companies that have differences in their accounting, and avoiding disparity that can result from application of GAAP to investment properties and various ownership structures. Some investors focus on multiples of AFFO and FFO. Aimco’s disclosure of AFFO and FFO complements its focus on Economic Income.

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net income attributable to Aimco common stockholders	$133,339	$5,226	$466,144	$656,597
Adjustments:
Real estate depreciation and amortization, net of noncontrolling partners’ interest	94,393	89,163	370,746	368,961
(Gain) loss on dispositions and other, net of noncontrolling partners’ interest	(146,239)	2,311	(503,168)	(669,450)
Income tax adjustments related to gain on dispositions and other tax-related items [1]	2,956	3,497	10,107	27,310
Common noncontrolling interests in Aimco OP’s share of above adjustments	2,486	(4,900)	6,448	14,063
Amounts allocable to participating securities	62	(127)	163	402
Nareit FFO Attributable to Aimco common stockholders	$86,997	$95,170	$350,440	$397,883
Adjustments, all net of common noncontrolling interests in Aimco OP, participating securities and tax effect:
Prepayment penalties, net [2]	4,763	14,089	6,367	14,089
Straight-line rent [3]	657	—	4,472	—
Preferred equity redemption related amounts [4]	—	—	3,864	—
Casualty losses [5]	2,913	—	2,913	—
Severance and restructuring costs [6]	800	—	2,499	1,282
Litigation, net [7]	—	(13,191)	147	(8,558)
Tax benefit due to valuation allowance release [8]	—	—	—	(19,349)
Change in lease accounting [9]	—	(683)	—	(2,922)
Tax provision related to tax reform legislation [10]	—	273	—	273
Pro forma FFO Attributable to Aimco common stockholders	$96,130	$95,658	$370,702	$382,698
Capital Replacements, net of common noncontrolling interests in Aimco OP and participating securities	(9,564)	(15,565)	(43,837)	(45,560)
AFFO Attributable to Aimco common stockholders	$86,566	$80,093	$326,865	$337,138

Weighted average common shares outstanding – basic	148,449	148,800	147,718	151,152
Dilutive common share equivalents	251	258	226	182
Total shares and dilutive share equivalents used to calculate Net income and Nareit FFO per share	148,700	149,058	147,944	151,334
Adjustment to weight reverse stock split [11]	—	4,647	621	4,719
Pro forma shares and dilutive share equivalents used to calculate Pro forma FFO and AFFO per share	148,700	153,705	148,565	156,053

Net income attributable to Aimco per common share – diluted	$0.90	$0.04	$3.15	$4.34
Nareit FFO per share – diluted	$0.59	$0.64	$2.37	$2.63
Pro forma FFO per share – diluted	$0.65	$0.62	$2.50	$2.45
AFFO per share – diluted	$0.58	$0.52	$2.20	$2.16

Please see the following page for footnote descriptions

Supplemental Schedule 1

Funds From Operations and Adjusted Funds From Operations Reconciliation	(Page 2 of 2)

[1]

For the year ended December 31, 2019, income tax adjustments related to gain on dispositions and other items primarily included tax on the gain on sale of apartment communities. For the year ended December 31, 2018, income tax adjustments related to gain on dispositions and other items included tax on the gain on the sale of the Asset Management business, as well as tax on the gain on the sale of apartment communities during the year ended December 31, 2018.

[2]

As a result of refinancing activity in 2019 and 2018, Aimco incurred debt extinguishment costs. Aimco excluded such costs from Pro forma FFO because it believes these costs are not representative of ongoing operating performance.

[3]

In 2018, Aimco assumed a 99-year ground lease with scheduled rent increases. Due to the terms of the lease, GAAP rent expense will exceed cash rent payments until 2076. Aimco includes the cash rent payments for this ground lease in Pro forma FFO but excludes the incremental straight-line non-cash rent expense. The rent expense for this lease is included in other expenses (income), net, on Aimco’s Consolidated Statements of Operations.

[4]

On May 16, 2019, Aimco redeemed its Class A Perpetual Preferred Stock. Aimco excluded the redemption-related amounts from Pro forma FFO because it believes these costs are not representative of operating performance.

[5]

During the fourth quarter 2019, Aimco incurred casualty losses due to storm-related flooding in downtown Boston that caused damage to its One Canal apartment community. Aimco excluded these costs from Pro forma FFO because of the unusual nature of the weather event that caused the loss.

[6]

In 2019, Aimco incurred severance and restructuring costs in connection with the closure and relocation of its office functions from its Greenville and Indianapolis offices to Denver. Aimco also incurred severance and restructuring costs in connection with the sale of its Asset Management business in 2018. Aimco excluded such costs from Pro forma FFO because it believes these costs are not representative of operating performance.

[7]

During 2018, Aimco was engaged in litigation with Airbnb, which was resolved in December 2018. Due to the unpredictable nature of these proceedings, related amounts recognized, net of income tax effect, are excluded from Pro forma FFO. These costs are included in other expenses (income), net, on Aimco’s Consolidated Statements of Operations.

[8]

Due to the sale of the Asset Management business in 2018, Aimco determined that a valuation allowance was no longer necessary. Aimco excluded the effect of the establishment of the valuation allowance from Pro forma FFO and as such excluded the benefit from its release.

[9]

Effective January 1, 2019, Aimco adopted accounting guidance that changed how Aimco recognizes costs incurred to obtain resident leases. For comparability of Pro forma FFO between periods, Aimco has recast 2018 as if the new standard was effective January 1, 2018. AFFO, which Aimco uses to measure profitability, is unchanged by the new standard.

[10]

In connection with the Tax Cuts and Jobs Act signed into law in December 2017, Aimco recognized income tax benefit in 2017 and adjusted the estimated impact of tax reform upon the conclusion of its analysis of the effects during 2018. Aimco excluded such amounts from Pro forma FFO because it believes these costs are not representative of operating performance.

[11]

During the first quarter 2019, Aimco completed a reverse stock split and a special dividend paid primarily in stock. For stock splits, GAAP requires the restatement of weighted average shares as if the reverse stock split occurred at the beginning of the period presented; while shares issued in the special dividend are included in weighted average shares outstanding from the date issued. To minimize confusion and facilitate comparison of period-over-period Pro forma FFO and AFFO, Aimco calculated pro forma weighted average shares during the year ended December 31, 2019, based on the effective date of the reverse stock split and ex-dividend date for the shares issued in the special dividend, thereby eliminating the per share impact of the GAAP treatment to Aimco’s reported Pro forma FFO and AFFO.

Supplemental Schedule 2(a)

Funds From Operations and Adjusted Funds From Operations Information	(Page 1 of 2)

Three Months and Year Ended December 31, 2019 Compared to Three Months and Year Ended December 31, 2018

(consolidated amounts, in thousands) (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Real Estate [1]
Revenues, before utility reimbursements
Same Store	$175,431	$169,877	$694,095	$668,551
Redevelopment/Development	18,114	20,318	75,640	76,957
Acquisition	11,152	9,356	42,038	27,923
Other Real Estate [2]	13,196	9,525	45,639	37,813
Total revenues, before utility reimbursements	217,893	209,076	857,412	811,244
Expenses, net of utility reimbursements
Same Store	44,219	42,357	182,550	178,259
Redevelopment/Development	6,132	7,180	27,961	27,933
Acquisition	2,571	2,466	11,715	7,689
Other Real Estate [2]	4,874	3,767	17,985	15,052
Total expenses, net of utility reimbursements	57,796	55,770	240,211	228,933
Real Estate net operating income	160,097	153,306	617,201	582,311
Property management expenses	(6,907)	(6,196)	(21,741)	(21,106)
Casualties	(4,488)	(1,560)	(8,973)	(3,969)
Other (expenses) income, net	(3,409)	12,369	(10,343)	9,219
Interest expense on non-recourse property debt [3]	(43,730)	(55,600)	(159,773)	(182,008)
Interest income	2,126	1,961	8,254	7,618
NOI related to Sold and Held for Sale communities [4]	2,561	10,421	16,583	54,379
Contribution from Real Estate	106,250	114,701	441,208	446,444

Contribution from Asset Management [5]	—	(56)	—	21,002

General and administrative and investment management expenses	(12,723)	(9,074)	(47,037)	(46,268)
Depreciation and amortization related to non-real estate assets	(2,426)	(2,082)	(8,554)	(8,755)
Mezzanine investment income, net	1,531	—	1,531	—
Other expenses, net	(677)	(1,049)	(5,710)	(7,013)
Interest expense on corporate borrowings	(2,116)	(1,841)	(9,035)	(11,244)
Tax benefit, net	4,148	3,907	13,241	40,337
Preferred dividends and distributions and related redemption costs	(1,908)	(4,082)	(15,043)	(16,332)
Common noncontrolling interests in Aimco OP	(4,777)	(5,224)	(19,603)	(20,354)
Proportionate adjustments	(305)	(30)	(558)	66
Nareit FFO Attributable to Aimco common stockholders	$86,997	$95,170	$350,440	$397,883
Total pro forma adjustments, net of common noncontrolling interests in Aimco OP, participating securities and tax effect [6]	9,133	488	20,262	(15,185)
Pro forma FFO Attributable to Aimco common stockholders	$96,130	$95,658	$370,702	$382,698
Capital Replacements, net of common noncontrolling interests in Aimco OP and participating securities [7]	(9,564)	(15,565)	(43,837)	(45,560)
AFFO Attributable to Aimco common stockholders	$86,566	$80,093	$326,865	$337,138

Please see the following page for footnote descriptions

Supplemental Schedule 2(a) (continued)

Funds From Operations and Adjusted Funds From Operations Information	(Page 2 of 2)

[1]

Contribution from Real Estate consists of property net operating income and other items of income or expense that relate to Aimco’s real estate portfolio, including property management expenses, casualty losses, interest expense related to non-recourse property debt encumbering the communities in this portfolio, and interest income Aimco earns on its investment in a securitization trust that holds certain Aimco property debt.

[2]

Other Real Estate consists of communities subject to limitations on rent increases, communities that Aimco expects to sell within 12 months that do not meet the criteria to be classified as held for sale, unstabilized communities, and certain retail spaces. For the three months and year ended December 31, 2019, Other Real Estate revenues and expenses are also inclusive of the operating results of 1001 Brickell Bay Drive, acquired July 2019.

[3]

There was no interest expense related to sold properties for the three months ended December 31, 2019. Interest expense for the year ended December 31, 2019 contains $0.9 million of interest expense related to sold properties. Interest expense for the three months and year ended December 31, 2018 contains $4.5 million and $12.0 million, respectively, of interest expense related to sold properties.

[4]	During 2019, Aimco sold apartment communities in the following locations:
Location	Communities Sold
Atlanta, Georgia	1
Virginia Beach, Virginia	1
Baltimore, Maryland	2
Greater Washington, D.C.	2
Nashville, Tennessee	2
Suburban Chicago, Illinois	4

No apartment communities were held for sale as of December 31, 2019.

[5]	Aimco sold its Asset Management business and interests in the partnerships served by this business in third quarter 2018.
[6]	Pro forma adjustments are comprised of the detailed adjustments presented in Supplemental Schedule 1.
[7]	Please refer to the Glossary for a reconciliation of the Capital Replacement spending used to compute AFFO to Capital Replacement spending per Supplemental Schedule 9.

Supplemental Schedule 2(b)

Partially Owned Entities

Three Months and Year Ended December 31, 2019 Compared to Three Months and Year Ended December 31, 2018

(Proportionate amounts, in thousands) (unaudited)

	Noncontrolling Interests [1]		Unconsolidated [2]		Noncontrolling Interests [1]		Unconsolidated [2]
	Three Months Ended December 31,		Three Months Ended December 31,		Year Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018	2019	2018	2019	2018
Revenues, before utility reimbursements	$895	$794	$599	$604	$3,368	$3,150	$2,389	$2,352
Expenses, net of utility reimbursements	269	223	158	2	1,057	1,032	540	505
Net operating income	626	571	441	602	2,311	2,118	1,849	1,847
Property management expenses, net	(33)	(33)	(18)	(18)	(133)	(133)	(72)	(179)
Casualties	3	(12)	—	—	5	5	—	—
Other (expense) income, net	(4)	30	—	—	(17)	8	—	—
Interest expense on non-recourse property debt	(152)	(163)	(75)	(79)	(656)	(705)	(306)	(323)
NOI related to Sold Apartment Communities	—	—	—	—	—	(22)	—	—
Contribution from Real Estate	440	393	348	505	1,510	1,271	1,471	1,345
Other non-property income (expenses), net	107	(18)	—	—	86	(60)	—	3
Pro forma FFO from Real Estate	$547	$375	$348	$505	$1,596	$1,211	$1,471	$1,348

At December 31, 2019:
Total apartment communities	9		4
Total apartment homes	2,615		142
Noncontrolling interests’ share of consolidated apartment homes/Aimco share of unconsolidated apartment homes	171		72

[1]	Amounts represent the noncontrolling interests’ proportionate share of consolidated amounts.
[2]	Amounts represent Aimco’s proportionate share of the unconsolidated real estate partnerships’ operations.

17

Supplemental Schedule 3

Property Net Operating Income

Trailing Five Quarters

(consolidated amounts, in thousands) (unaudited)

	Three Months Ended
	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
Revenues, before utility reimbursements

Same Store	$175,431	$175,366	$172,773	$170,525	$169,877

Redevelopment/Development	18,114	17,891	19,221	20,414	20,318

Acquisition	11,152	10,656	10,237	9,993	9,356

Other Real Estate [1]	13,196	13,613	9,322	9,508	9,525

Total revenues, before utility reimbursements	217,893	217,526	211,553	210,440	209,076

Expenses, net of utility reimbursements

Same Store	44,219	46,881	45,936	45,514	42,357

Redevelopment/Development	6,132	7,469	7,050	7,310	7,180

Acquisition	2,571	3,317	2,974	2,853	2,466

Other Real Estate [1]	4,874	5,239	3,953	3,919	3,767

Total expenses, net of utility reimbursements	57,796	62,906	59,913	59,596	55,770

Property Net Operating Income

Same Store	131,212	128,485	126,837	125,011	127,520

Redevelopment/Development	11,982	10,422	12,171	13,104	13,138

Acquisition	8,581	7,339	7,263	7,140	6,890

Other Real Estate [1]	8,322	8,374	5,369	5,589	5,758

Total Property Net Operating Income	$160,097	$154,620	$151,640	$150,844	$153,306

Sold Property Net Operating Income [2]	$2,561	$2,933	$3,376	$7,713	$10,421

Property net operating income in the table above excludes the Property Net Operating Income of apartment communities served by the Asset Management business, which was sold in 2018.

[1]

Other Real Estate consists of communities subject to limitations on rent increases, communities that Aimco expects to sell within 12 months that do not meet the criteria to be classified as held for sale, unstabilized communities, and certain retail spaces. For the year ended December 31, 2019, Other Real Estate revenues and expenses are also inclusive of the operating results of 1001 Brickell Bay Drive, acquired July 2019.

[2]	During 2019, Aimco sold apartment communities in the following locations:
Location	Communities Sold
Atlanta, Georgia	1
Virginia Beach, Virginia	1
Baltimore, Maryland	2
Greater Washington, D.C.	2
Nashville, Tennessee	2
Suburban Chicago, Illinois	4

18

Supplemental Schedule 4

Apartment Home Summary

As of December 31, 2019

(unaudited)

	Number of Apartment Communities	Number of Apartment Homes	Aimco Share of Apartment Homes
Consolidated
Same Store [1]	91	26,649	26,507
Redevelopment/Development	7	3,143	3,143
Acquisition	7	1,590	1,590
Other Real Estate	15	1,315	1,286
Total Consolidated	120	32,697	32,526
Unconsolidated	4	142	72
Total Portfolio	124	32,839	32,598
[1]	From September 30, 2019, to December 31, 2019, on a net basis, Aimco’s Same Store portfolio decreased by four apartment communities and 991 apartment homes due to sales during the quarter.

19

Supplemental Schedule 5(a)

Capitalization and Financial Metrics

As of December 31, 2019

(dollars in thousands) (unaudited)

Leverage Balances and Characteristics

Debt	Consolidated	Aimco Share of Unconsolidated Partnerships	Noncontrolling Interests	Total Aimco Share	Weighted Average Maturity (Years)		Weighted Average Stated Interest Rate
Fixed rate loans payable	$4,081,221	$6,314	$(14,036)	$4,073,499	7.6		3.93%
Floating rate loans payable	155,613	—	—	155,613	3.9		2.91%
Floating rate tax-exempt bonds	14,505	—	—	14,505	13.5		2.51%
Total non-recourse property debt	$4,251,339	$6,314	$(14,036)	$4,243,617	7.5		3.89%

Revolving credit facility borrowings	275,000	—	—	275,000	2.1		3.00%
Preferred OP Units	97,064	—	—	97,064	10.0	[1]	7.71%
Redeemable noncontrolling interests in a real estate partnership	4,716	—	—	4,716	2.8	[2]	—%
Total Leverage	$4,628,119	$6,314	$(14,036)	$4,620,397	7.3		3.91%

Cash and restricted cash	(177,702)	—	1,107	(176,595)
Securitization trust assets [3]	(94,251)	—	—	(94,251)
Net Leverage	$4,356,166	$6,314	$(12,929)	$4,349,551

Leverage Ratios Fourth Quarter 2019 [4]

Proportionate Debt to Adjusted EBITDAre	7.4x
Proportionate Debt and Preferred Equity to Adjusted EBITDAre	7.6x
Adjusted EBITDAre to Adjusted Interest Expense	3.7x
Adjusted EBITDAre to Adjusted Interest Expense and Preferred Dividends	3.5x

	Amount	Covenant
Fixed Charge Coverage Ratio	2.06x	1.40x

Credit Ratings

Standard and Poor’s	Corporate Credit Rating	BBB- (stable)
Fitch Ratings	Issuer Default Rating	BBB- (stable)

[1]

Aimco’s Preferred Equity is redeemable at the holder’s option. For illustrative purposes, Aimco has computed the weighted average maturity of its total leverage assuming a 10-year maturity for its Preferred Equity.

[2]

During the year ended December 31, 2019, Aimco acquired a 95% interest in 1001 Brickell Bay Drive. The remaining 5% is held by an outside partner with a put option that allows the holder, at his option, to redeem his interest for cash after a three-year period. The term to maturity reflects the time remaining until the put option expires.

[3]

In 2011, $673.8 million of Aimco’s loans payable were securitized in a trust holding only these loans. Aimco purchased the subordinate positions in the trust that holds these loans for $51.5 million. These investments have a face value of $100.9 million and a carrying amount of $94.3 million and are included in other assets on Aimco’s Consolidated Balance Sheet at December 31, 2019. The amount of these investments effectively reduces Aimco’s leverage.

[4]	Aimco’s Adjusted EBITDAre has been calculated on a pro forma basis to adjust for significant items impacting the quarter for which annualization would distort the results.

20

Supplemental Schedule 5(b)

Capitalization and Financial Metrics

As of December 31, 2019

(share, unit and dollar amounts in thousands) (unaudited)

Aimco Share Non-Recourse Property Debt

	Amortization	Maturities		Total		Maturities as a Percent of Total	Average Rate on Maturing Debt
2020 1Q	$22,614	$—		$22,614		—%	—%
2020 2Q	22,982	—		22,982		—%	—%
2020 3Q	23,212	—		23,212		—%	—%
2020 4Q	23,407	78,930		102,337		1.91%	3.88%
Total 2020	92,215	78,930		171,145		1.91%	3.88%

2021 Q1	22,111	212,756		234,867		5.14%	5.41%
2021 Q2	21,305	232,184		253,489		5.60%	5.20%
2021 Q3	20,058	23,875		43,933		0.58%	4.93%
2021 Q4	20,072	23,908		43,980		0.58%	4.47%
Total 2021	83,546	492,723	[1]	576,269		11.89%	5.24%

2022	79,093	260,671		339,764		6.29%	4.65%
2023	71,538	249,251		320,789		6.02%	4.09%
2024	67,779	285,517		353,296		6.89%	3.19%
2025	62,608	241,963		304,571		5.84%	3.67%
2026	54,031	294,253		348,284		7.10%	3.52%
2027	44,165	292,036		336,201		7.05%	3.53%
2028	36,276	305,576		341,852		7.38%	3.73%
2029	25,044	297,153		322,197		7.17%	4.25%
Thereafter	173,222	555,175		728,397		13.40%	3.29%
Total	$789,517	$3,353,248		$4,142,765
Securitization Trust Assets				100,852	[1]
Aimco share non-recourse property debt				$4,243,617

Preferred Equity

	Units Outstanding as of December 31, 2019	Coupon	Amount
Preferred Partnership Units	3,643	7.712%	$97,064

Common Stock, Partnership Units and Equivalents

December 31, 2019
Class A Common Stock outstanding	148,449
Participating unvested restricted stock	189
Dilutive options, share equivalents and non-participating unvested restricted stock	259
Total shares and dilutive share equivalents	148,897
Common Partnership Units and equivalents	8,137
Total shares, units and dilutive share equivalents	157,034

[1]

The securitized property loans mature in 2021 and will repay Aimco’s subordinate positions in the securitization trust, which reduces Aimco’s 2021 refunding requirements from $593.6 million to $492.7 million.

21

Supplemental Schedule 6(a)

Same Store Operating Results

Three Months Ended December 31, 2019 Compared to Three Months Ended December 31, 2018

(proportionate amounts, in thousands, except community, home and per home data) (unaudited)

				Revenues, Before Utility Reimbursements			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Aimco Apartment Home
	Apartment Communities	Apartment Homes	Aimco Share of Apartment Homes	4Q 2019	4Q 2018	Growth	4Q 2019	4Q 2018	Growth	4Q 2019	4Q 2018	Growth	4Q 2019	4Q 2019	4Q 2018	4Q 2019	4Q 2018

Atlanta	2	333	333	$1,420	$1,385	2.5%	$529	$456	16.0%	$891	$929	(4.1%)	62.7%	94.9%	95.1%	$1,498	$1,459

Bay Area	10	2,355	2,355	22,035	21,605	2.0%	5,110	4,525	12.9%	16,925	17,080	(0.9%)	76.8%	96.5%	97.3%	3,234	3,142

Boston	15	4,689	4,689	28,465	27,177	4.7%	8,053	7,818	3.0%	20,412	19,359	5.4%	71.7%	97.9%	97.5%	2,067	1,982

Chicago	7	1,671	1,671	9,184	9,126	0.6%	2,898	2,557	13.3%	6,286	6,569	(4.3%)	68.4%	97.1%	96.4%	1,887	1,889

Denver	7	1,925	1,886	9,399	8,921	5.4%	2,284	1,771	29.0%	7,115	7,150	(0.5%)	75.7%	97.5%	97.2%	1,704	1,621

Greater New York	8	453	453	4,128	4,096	0.8%	1,370	1,279	7.1%	2,758	2,817	(2.1%)	66.8%	97.7%	96.7%	3,108	3,117

Greater Washington, DC	10	4,642	4,619	22,331	21,240	5.1%	5,567	5,570	(0.1%)	16,764	15,670	7.0%	75.1%	97.9%	97.0%	1,646	1,581

Los Angeles	12	4,097	4,096	36,798	35,907	2.5%	7,506	7,826	(4.1%)	29,292	28,081	4.3%	79.6%	96.9%	96.8%	3,090	3,020

Miami	3	873	873	5,796	5,691	1.8%	1,429	1,554	(8.0%)	4,367	4,137	5.6%	75.3%	97.1%	97.4%	2,279	2,231

Philadelphia	3	1,033	954	7,126	6,776	5.2%	1,782	1,608	10.8%	5,344	5,168	3.4%	75.0%	98.5%	97.6%	2,527	2,425

San Diego	7	2,085	2,085	12,406	12,070	2.8%	2,670	2,471	8.1%	9,736	9,599	1.4%	78.5%	97.9%	97.4%	2,027	1,982
														\
Seattle	2	239	239	1,607	1,597	0.6%	433	440	(1.6%)	1,174	1,157	1.5%	73.1%	96.3%	95.5%	2,328	2,333

Other Markets	5	2,254	2,254	14,062	13,638	3.1%	4,418	4,333	2.0%	9,644	9,305	3.6%	68.6%	97.6%	96.6%	2,132	2,088

Total	91	26,649	26,507	$174,757	$169,229	3.3%	$44,049	$42,208	4.4%	$130,708	$127,021	2.9%	74.8%	97.4%	97.0%	$2,255	$2,193

22

Supplemental Schedule 6(b)

Same Store Operating Results

Three Months Ended December 31, 2019 Compared to Three Months Ended September 30, 2019

(proportionate amounts, in thousands, except community, home and per home data) (unaudited)

				Revenues, Before Utility Reimbursements			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Aimco Apartment Home
	Apartment Communities	Apartment Homes	Aimco Share of Apartment Homes	4Q 2019	3Q 2019	Growth	4Q 2019	3Q 2019	Growth	4Q 2019	3Q 2019	Growth	4Q 2019	4Q 2019	3Q 2019	4Q 2019	3Q 2019

Atlanta	2	333	333	$1,420	$1,483	(4.2%)	$529	$735	(28.0%)	$891	$748	19.1%	62.7%	94.9%	95.9%	$1,498	$1,548

Bay Area	10	2,355	2,355	22,035	22,004	0.1%	5,110	5,285	(3.3%)	16,925	16,719	1.2%	76.8%	96.5%	97.0%	3,234	3,210

Boston	15	4,689	4,689	28,465	28,245	0.8%	8,053	8,218	(2.0%)	20,412	20,027	1.9%	71.7%	97.9%	97.4%	2,067	2,062

Chicago	7	1,671	1,671	9,184	9,110	0.8%	2,898	3,216	(9.9%)	6,286	5,894	6.7%	68.4%	97.1%	94.6%	1,887	1,922

Denver	7	1,925	1,886	9,399	9,413	(0.1%)	2,284	2,372	(3.7%)	7,115	7,041	1.1%	75.7%	97.5%	96.9%	1,704	1,717

Greater New York	8	453	453	4,128	4,012	2.9%	1,370	1,305	5.0%	2,758	2,707	1.9%	66.8%	97.7%	93.8%	3,108	3,148

Greater Washington, DC	10	4,642	4,619	22,331	22,366	(0.2%)	5,567	6,155	(9.6%)	16,764	16,211	3.4%	75.1%	97.9%	97.8%	1,646	1,651

Los Angeles	12	4,097	4,096	36,798	37,121	(0.9%)	7,506	7,826	(4.1%)	29,292	29,295	—%	79.6%	96.9%	96.8%	3,090	3,121

Miami	3	873	873	5,796	5,791	0.1%	1,429	1,671	(14.5%)	4,367	4,120	6.0%	75.3%	97.1%	95.9%	2,279	2,307

Philadelphia	3	1,033	954	7,126	7,039	1.2%	1,782	2,023	(11.9%)	5,344	5,016	6.5%	75.0%	98.5%	95.6%	2,527	2,572

San Diego	7	2,085	2,085	12,406	12,431	(0.2%)	2,670	2,739	(2.5%)	9,736	9,692	0.5%	78.5%	97.9%	97.5%	2,027	2,039

Seattle	2	239	239	1,607	1,613	(0.4%)	433	435	(0.5%)	1,174	1,178	(0.3%)	73.1%	96.3%	97.9%	2,328	2,298

Other Markets	5	2,254	2,254	14,062	14,066	—%	4,418	4,695	(5.9%)	9,644	9,371	2.9%	68.6%	97.6%	96.8%	2,132	2,150

Total	91	26,649	26,507	$174,757	$174,694	—%	$44,049	$46,675	(5.6%)	$130,708	$128,019	2.1%	74.8%	97.4%	96.9%	$2,255	$2,268

23

Supplemental Schedule 6(c)

Same Store Operating Results

Year Ended December 31, 2019 Compared to Year Ended December 31, 2018

(proportionate amounts, in thousands, except community, home and per home data) (unaudited)

				Revenues, Before Utility Reimbursements			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Aimco Apartment Home
	Apartment Communities	Apartment Homes	Aimco Share of Apartment Homes	YTD 4Q 2019	YTD 4Q 2018	Growth	YTD 4Q 2019	YTD 4Q 2018	Growth	YTD 4Q 2019	YTD 4Q 2018	Growth	YTD 4Q 2019	YTD 4Q 2019	YTD 4Q 2018	YTD 4Q 2019	YTD 4Q 2018

Atlanta	2	333	333	$5,677	$5,516	2.9%	$2,206	$1,939	13.8%	$3,471	$3,577	(3.0%)	61.1%	95.4%	95.0%	$1,489	$1,453

Bay Area	10	2,355	2,355	87,593	84,560	3.6%	20,588	19,927	3.3%	67,005	64,633	3.7%	76.5%	97.2%	96.9%	3,190	3,087

Boston	15	4,689	4,689	111,397	106,399	4.7%	33,231	33,155	0.2%	78,166	73,244	6.7%	70.2%	97.2%	96.7%	2,036	1,955

Chicago	7	1,671	1,671	36,690	35,908	2.2%	11,820	11,047	7.0%	24,870	24,861	—%	67.8%	96.1%	95.4%	1,903	1,877

Denver	7	1,925	1,886	36,927	35,620	3.7%	9,566	8,964	6.7%	27,361	26,656	2.6%	74.1%	96.8%	96.4%	1,685	1,633

Greater New York	8	453	453	16,220	16,003	1.4%	5,419	5,355	1.2%	10,801	10,648	1.4%	66.6%	95.6%	95.3%	3,121	3,087

Greater Washington, DC	10	4,642	4,619	88,442	83,876	5.4%	23,748	23,406	1.5%	64,694	60,470	7.0%	73.1%	97.8%	96.6%	1,631	1,566

Los Angeles	12	4,097	4,096	146,438	141,232	3.7%	30,961	30,671	0.9%	115,477	110,561	4.4%	78.9%	96.9%	96.7%	3,074	2,971

Miami	3	873	873	23,036	22,566	2.1%	6,077	6,094	(0.3%)	16,959	16,472	3.0%	73.6%	96.7%	96.7%	2,273	2,227

Philadelphia	3	1,033	954	27,914	26,568	5.1%	7,585	7,167	5.8%	20,329	19,401	4.8%	72.8%	97.3%	95.9%	2,506	2,420

San Diego	7	2,085	2,085	49,078	47,548	3.2%	10,581	10,297	2.8%	38,497	37,251	3.3%	78.4%	97.2%	97.2%	2,018	1,955

Seattle	2	239	239	6,441	6,279	2.6%	1,816	1,869	(2.8%)	4,625	4,410	4.9%	71.8%	96.7%	94.8%	2,322	2,309

Other Markets	5	2,254	2,254	55,590	53,920	3.1%	18,232	17,630	3.4%	37,358	36,290	2.9%	67.2%	96.8%	95.9%	2,124	2,079

Total	91	26,649	26,507	$691,443	$665,995	3.8%	$181,830	$177,521	2.4%	$509,613	$488,474	4.3%	73.7%	97.1%	96.5%	$2,239	$2,170

24

Supplemental Schedule 6(d)

Same Store Operating Expense Detail

(proportionate amounts, in thousands) (unaudited)

Quarterly Comparison

	4Q 2019	% of Total	4Q 2018	$ Change	% Change
Operating expenses [1]	$20,382	46.3%	$19,970	$412	2.1%
Real estate taxes	18,459	41.9%	17,255	1,204	7.0%
Utility expense, net of reimbursement	3,006	6.8%	2,820	186	6.6%
Insurance	2,202	5.0%	2,163	39	1.8%
Total	$44,049	100.0%	$42,208	$1,841	4.4%

Sequential Comparison

	4Q 2019	% of Total	3Q 2019	$ Change	% Change
Operating expenses [1]	$20,382	46.3%	$23,188	$(2,806)	(12.1%)
Real estate taxes	18,459	41.9%	18,226	233	1.3%
Utility expense, net of reimbursement	3,006	6.8%	3,063	(57)	(1.9%)
Insurance	2,202	5.0%	2,198	4	0.2%
Total	$44,049	100.0%	$46,675	$(2,626)	(5.6%)

Year-To-Date Comparison

	YTD 4Q 2019	% of Total	YTD 4Q 2018	$ Change	% Change
Operating expenses [1]	$88,007	48.4%	$88,008	$(1)	—%
Real estate taxes	73,264	40.3%	68,445	4,819	7.0%
Utility expense, net of reimbursement	12,238	6.7%	13,038	(800)	(6.1%)
Insurance	8,321	4.6%	8,030	291	3.6%
Total	$181,830	100.0%	$177,521	$4,309	2.4%

[1]	Includes onsite payroll, repairs and maintenance, software and technology expenses, marketing, expensed turnover costs and other property related operating expenses.

25

Supplemental Schedule 7(a)

Portfolio Data by Market

Fourth Quarter 2019 Compared to Fourth Quarter 2018

(unaudited)

	Quarter Ended December 31, 2019					Quarter Ended December 31, 2018
	Apartment Communities	Apartment Homes	Aimco Share of Apartment Homes	% Aimco NOI [1]	Average Revenue per Aimco Apartment Home	Apartment Communities	Apartment Homes	Aimco Share of Apartment Homes	% Aimco NOI [1]	Average Revenue per Aimco Apartment Home

Atlanta	4	505	505	0.9%	$1,826	5	817	817	1.5%	$1,672

Bay Area	12	2,632	2,632	11.2%	3,142	12	2,632	2,632	11.2%	3,049

Boston	15	4,689	4,689	13.1%	2,067	15	4,689	4,689	12.7%	1,982

Chicago	7	1,671	1,671	4.0%	1,887	11	3,246	3,246	6.8%	1,665

Denver	8	2,151	2,112	4.7%	1,734	8	2,151	2,112	4.3%	1,621

Greater New York	18	1,039	1,039	3.9%	3,412	18	1,040	1,040	4.1%	3,426

Greater Washington, DC	12	5,457	5,434	12.7%	1,663	14	5,900	5,872	12.0%	1,594

Los Angeles	13	4,347	4,346	19.9%	3,099	13	4,347	4,346	17.8%	3,022

Miami	5	2,448	2,448	6.0%	2,311	5	2,671	2,660	6.5%	2,194

Philadelphia	9	2,748	2,669	9.2%	2,502	8	2,638	2,559	7.6%	2,399

San Diego	12	2,423	2,353	6.9%	1,965	12	2,423	2,353	6.6%	1,919

Seattle	2	239	239	0.8%	2,328	2	239	239	0.7%	2,333

Other Markets	7	2,490	2,461	6.7%	1,987	12	3,756	3,727	8.2%	1,726

Total [2]	124	32,839	32,598	100.0%	$2,272	135	36,549	36,292	100.0%	$2,126

[1]	NOI is inclusive of the operating results of apartment communities and does not include 1001 Brickell Bay Drive and other commercial spaces.
[2]	The information presented above includes those apartment communities in which Aimco held an equity interest as of the end of each period presented.

26

Supplemental Schedule 7(b)

Portfolio Data by Market

Third Quarter 2019 Market Information

(unaudited)

Aimco portfolio strategy seeks predictable rent growth from a portfolio of apartment communities that is diversified across “A,” “B” and “C+” price points, averaging “B/B+” in quality and is also diversified across several of the largest markets in the United States. The schedule below illustrates Aimco’s portfolio quality based on third quarter 2019 data, the most recent period for which third-party data is available. Aimco adjusts the portfolio data to remove any apartment communities sold subsequent to the reported period.

The average age of Aimco’s portfolio, adjusted for its sizable investment in redevelopment, is approximately 24 years.

	Quarter Ended September 30, 2019
	Apartment Communities [1]	Apartment Homes	Aimco Share of Apartment Homes	% Aimco NOI [2]	Average Rent per Aimco Apartment Home [3]	Market Rent [4]	Percentage of Market Rent Average	Average Age of Apartment Communities

Atlanta	4	505	505	0.7%	$1,733	$1,191	145.5%	25

Bay Area	12	2,632	2,632	11.5%	2,967	2,874	103.2%	20

Boston	15	4,689	4,689	13.3%	1,942	2,333	83.2%	32

Chicago	7	1,671	1,671	3.9%	1,756	1,430	122.8%	25

Denver	8	2,151	2,112	4.6%	1,570	1,383	113.5%	18

Greater New York	18	1,039	1,039	4.2%	3,302	3,160	104.5%	23

Greater Washington, DC	12	5,457	5,434	12.7%	1,573	1,803	87.2%	48

Los Angeles	13	4,347	4,346	20.6%	2,948	1,963	150.2%	14

Miami [5]	5	2,442	2,442	6.0%	2,161	1,559	138.6%	25

Philadelphia	9	2,748	2,669	8.0%	2,334	1,350	172.9%	19

San Diego	12	2,423	2,353	7.1%	1,856	1,799	103.2%	29

Seattle	2	239	239	0.8%	2,120	1,782	119.0%	5

Other Markets	7	2,490	2,461	6.6%	1,859	1,576	118.0%	27

Total	124	32,833	32,592	100.0%	$2,140	$1,903	112.5%	24

[1]	The portfolio information presented above includes all apartment communities in which Aimco held an equity interest as of September 30, 2019, adjusted for properties subsequently sold.
[2]	NOI is inclusive of the operating results of apartment communities and does not include 1001 Brickell Bay Drive and other commercial spaces.
[3]	Represents rents, after concessions and vacancy loss, divided by Aimco Share of Apartment Homes. Does not include other rental income.
[4]	Q3 2019 per REIS.
[5]	The Miami apartment home count decreased for the planned redevelopment of the Flamingo Point apartment community.

27

Supplemental Schedule 8

Apartment Community Disposition and Acquisition Activity

(dollars in millions, except average revenue per home) (unaudited)

Disposition and Acquisition Activity

Number of Apartment Communities [1]	Number of Apartment Homes	Weighted Average Ownership	Gross Proceeds	NOI Cap Rate [2]	Free Cash Flow Cap Rate [3]		Property Debt		Net Sales Proceeds [4]	Average Revenue per Home

Fourth Quarter 2019 Dispositions

4	991	100%	$208.6	5.2%	4.6%		$—		$201.1	$1,520

Full Year 2019 Dispositions

12	3,596	100%	$696.2	5.5%	4.9%		$(60.6)		$619.4	$1,419

Full Year 2019 Acquisitions
Apartment Community Name	Location		Quarter Acquired	Month Acquired	Apartment Homes		Purchase Price		Average Rent per Apartment Home [5]

One Ardmore	Philadelphia, PA		Second	April	110		$65.9		N/A

Prism (50 Rogers)	Cambridge, MA		Second	June	136	[6]	$70.2	[7]	N/A

During the third quarter, Aimco acquired a 95% interest in 1001 Brickell Bay Drive, a 1.8-acre parcel of land currently improved with an office building, for $157 million.

[1]	During 2019, Aimco sold apartment communities in the following locations:
Location	4Q	Full Year
Atlanta, Georgia	1	1
Virginia Beach, Virginia	—	1
Baltimore, Maryland	2	2
Greater Washington, D.C.	1	2
Nashville, Tennessee	—	2
Suburban Chicago, Illinois	—	4

[2]

NOI Cap Rate is calculated based on Aimco’s share of the proportionate property NOI for the trailing twelve months prior to sale, less a management fee of 3% of revenue, divided by Aimco gross proceeds.

[3]	Free Cash Flow Cap Rate represents the NOI Cap Rate, as adjusted for assumed Capital Replacements spending of $1,200 per apartment home.
[4]	Net Sales Proceeds are after repayment of debt, if any, net working capital settlements, payment of transaction costs and debt prepayment penalties, if applicable.
[5]	Represents average rent per apartment home for leases in place at the time of acquisition.
[6]	Represents the planned number of apartment homes at completion of construction.
[7]

Represents Aimco’s maximum commitment to fund the development, which Aimco is funding as construction is completed. $22 million of the total commitment has been funded as of the end of fourth quarter 2019.

28

Supplemental Schedule 9

Apartment Community Capital Additions Information

Three Months and Year Ended December 31, 2019

(consolidated amounts in thousands, except per apartment home data) (unaudited)

Aimco classifies capital additions as Capital Replacements (“CR”), Capital Improvements (“CI”), Capital Enhancements (“CE”), Redevelopment, Development, Initial Capital Expenditures (“ICE”), or Casualty. Recurring capital additions are apportioned between CR and CI based on the useful life of the item under consideration and the period over which Aimco has owned the item. Under this method of classification, CR represents the portion of the item consumed during Aimco’s ownership of the item, while CI represents the portion of the item consumed prior to Aimco’s period of ownership.

	Three Months Ended December 31, 2019	Year Ended December 31, 2019
Capital Additions [1]
Capital Replacements
Buildings and grounds	$5,888	$26,242
Turnover capital additions	1,205	5,892
Capitalized site payroll and indirect costs	980	4,111
Capital Replacements	8,073	36,245
Capital Improvements	1,978	12,240
Capital Enhancements	20,985	87,824
Redevelopment	33,042	110,996
Development	25,319	118,781
Initial Capital Expenditures	7,714	22,913
Casualty	1,595	7,017
Total	$98,706	$396,016

Total apartment homes	32,697	32,697

Capital Replacements per apartment home	$247	$1,109

[1]	For the three months and year ended December 31, 2019, capital additions for Aimco’s portfolio included $3.8 million and $11.8 million of capitalized interest costs, respectively.

29

Supplemental Schedule 10

Redevelopment and Development Portfolio	(Page 1 of 4)

As of December 31, 2019

(dollars in millions, except per home information) (unaudited)

Aimco executes redevelopments using a range of approaches. Aimco prefers to limit risk by executing redevelopments using a phased approach, in which it renovates an apartment community in stages. Smaller phases provide Aimco the flexibility to maximize current earnings while aligning the timing of the completed apartment homes with market demand. The following table summarizes value-creating investments related to redevelopments of this nature.

			Number of Apartment Homes
	Location	Total Apartment Homes	Approved for Redevelopment / To Be Constructed	Homes Completed	Percentage of Completed Homes Leased	Estimated Net Redevelopment Investment [1]	Inception- to-Date Net Investment	Current Project Scope
Bay Parc	Miami, FL	474	105	60	97%	$28.3	$24.6	Amenities (complete) and renovation of seven floors of apartment homes
Total		474	105	60		$28.3	$24.6

Aimco undertakes ground-up development when warranted by risk-adjusted investment returns, either directly in connection with the redevelopment of an existing apartment community or, on a more limited basis, at a new location. When smaller redevelopment phases are not possible, Aimco may engage in redevelopment activities where an entire building or community is vacated.

The following table summarizes value-creating investments related to these developments and redevelopments.

			Number of Apartment Homes								Average Revenue per Apartment Home Redeveloped or Constructed
	Location	Total Apartment Homes	Approved for Redevelopment / To Be Constructed	Homes Completed	Percentage of Completed Homes Leased	Estimated Net Redevelopment Investment [1]	Inception-to- Date Net Investment	Expected Initial Occupancy	Expected Stabilized Occupancy	Expected NOI Stabilization	Prior to Investment	Expected Stabilized	Expected Incremental Commercial Revenue

707 Leahy	Redwood City, CA	110	110	—	—%	$23.7	$10.7	1Q 2020	3Q 2020	4Q 2021	$2,800	$3,850	n/a

Eldridge (formerly Elm Creek) Townhomes	Elmhurst, IL	58	58	—	—%	35.1	15.8	2Q 2020	2Q 2021	3Q 2022	n/a	4,515	n/a

Flamingo Point	Miami Beach, FL	1,101	886	—	—%	280.0	74.4	3Q 2021	4Q 2022	1Q 2024	2,308	3,375	$0.6

The Fremont	Denver, CO (MSA)	253	253	—	—%	87.0	61.4	3Q 2020	3Q 2021	4Q 2022	n/a	2,350	$0.1

Parc Mosaic	Boulder, CO	226	226	185	59%	123.4	122.3	3Q 2019	4Q 2020	1Q 2022	n/a	3,295	n/a

Subtotal		1,748	1,533	185		$549.2	$284.6

Total		2,222	1,638	245		$577.5	$309.2

[1]	Potential net investment relates to the current phase of the redevelopment.

See the following pages for Terms and Definitions and a Description of Redevelopment Projects.

30

Supplemental Schedule 10 (Continued)

Redevelopment and Development Valuation Information	(Page 2 of 4)

(proportionate amounts, dollars in millions) (unaudited)

	December 31, 2019
	Occupancy Stabilized Communities		Communities Under Construction or in Lease-up	Total Redevelopment /Development Portfolio
Proportionate Property NOI
Proportionate Property NOI	$6.9		$5.1	$12.0
Occupancy Stabilized Communities
Annualized fourth quarter 2019 Proportionate Property NOI	$27.6
Range of applicable NOI capitalization rates	4.40% to 4.90%	[1]
Communities Under Construction or in Lease-up
Pre-redevelopment Proportionate Property NOI	$33.6
Inception-to-date net investment - Aimco share	$309.2
Projected NOI yield on incremental investment at stabilization	5.3%	[2]
Projected proportionate incremental stabilized property NOI	$16.4
Total estimated post redevelopment Proportionate Property NOI	$50.0
Range of applicable NOI capitalization rates	4.40% to 4.70%	[3]

[1]

Occupancy stabilized communities includes 88th St. Second Avenue, a 43-home community in New York City, New York, Villas at Park La Brea, a 250-home community in Los Angeles, California, and Park Towne Place, a 940-home community in Philadelphia, Pennsylvania. Average rents for Villas at Park La Brea and Park Towne Place are greater than 125% of their respective local market average rents, making these communities, "A" quality as defined by Aimco. Average rent at 88th St. Second Avenue is between 100%-125% of New York City average rents, making this community "B" quality as defined by Aimco. Based on these factors, and information provided by the CBRE North American Cap Rate Study for First Half 2019, NOI capitalization rates for these communities ranges from 4.40% - 4.90%.

[2]	The projected NOI yield on incremental investment at stabilization reflects the weighted average yield for the current population of communities under construction or lease-up.
[3]	These communities are located in high-quality submarkets including:

Location	Submarket
Boulder, CO	Boulder
Anschutz Medical Campus, Denver, CO (MSA)	North Aurora
Miami Beach, FL	Downtown/South Beach
Lombard and Elmhurst, IL	Central DuPage County
Redwood City, CA	Redwood City

Projected stabilized average rents for these communities are greater than 125% of their respective local market average rents, making these communities, on average, "A" quality as defined by Aimco.  Based on these factors, and information provided by the CBRE North American Cap Rate Study for First Half 2019, NOI weighted capitalization rates for this set of communities could range from 4.40% - 4.70%.

Aimco estimates the fair value of occupancy stabilized communities by annualizing the most recent quarter’s Proportionate Property NOI and applying an appropriate capitalization rate. Aimco estimates the fair value for the communities under construction or in lease-up by discounting projected future cash flows through community stabilization. See Aimco’s September 30, 2019 NAV Presentation on Aimco’s website at investors.aimco.com for additional information. The fair value of these communities may also be derived by applying an appropriate capitalization rate to estimated post redevelopment Proportionate Property NOI. The post redevelopment Proportionate Property NOI may be calculated as the combination of Pre-redevelopment Proportionate Property NOI (defined on the next page) and the projected proportionate incremental stabilized property NOI as estimated based on the projected yield on current inception-to-date investment.

See the following pages for Terms and Definitions and a Description of Redevelopment Projects.

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Supplemental Schedule 10 (Continued)

Redevelopment and Development Portfolio

(Page 3 of 4)

Terms and Definitions

Estimated Net Investment - represents total estimated investment, net of tax and other credits earned by Aimco as a direct result of its redevelopment or development of the community. Total estimated investment includes all capitalized costs projected to be incurred to redevelop or develop the respective community, as determined in accordance with GAAP.

Stabilized Occupancy - period in which Aimco expects to achieve stabilized occupancy (greater than 90%).

NOI Stabilization - period in which Aimco expects to achieve stabilized rents and operating costs, generally five quarters after Stabilized Occupancy.

Average Revenue per Apartment Home Redeveloped or Constructed - represents the actual revenues per apartment home, which includes rents and other rental income, prior to redevelopment, and the projected revenues per apartment home following redevelopment or construction, excluding rent and other rental income from commercial leases (which are presented separately on page 1 of this schedule) and resident utility reimbursements. Projections of stabilized revenues per apartment home are based on management’s judgment at the start of a redevelopment or development project. These projections consider factors including but not limited to: current rent; other rental income expectations; and revenue achievement to date as compared to current market rents.

Pre-redevelopment Proportionate Property NOI - estimated by applying (a) market revenue and expense growth rates derived from third-party information for the period immediately preceding construction through the current period to (b) Proportionate Property NOI results immediately preceding construction.

Projected Stabilized NOI Yield on Incremental Investment at Stabilization - for redevelopment projects, represents projected stabilized incremental net operating income (including commercial lease income) as a percentage of the Estimated Net Investment. Projected incremental net operating income for redevelopment projects includes the estimated stabilized rate increase that is expected to be achieved and the estimated expense savings resulting from the redevelopment. For development projects, this represents projected stabilized net operating income as a percentage of the Estimated Net Investment.

Occupancy Stabilized Communities - includes communities classified as part of Redevelopment/Development for which construction has been completed, but for which the requirements to be reclassified into Same Store have not yet been met.

Communities Under Construction or in Lease-up - represents communities classified as part of Redevelopment/Development and included in Supplemental Schedule 10, as well as other communities classified as Redevelopment/Development that are smaller in scope and therefore not included in Supplemental Schedule 10.

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Supplemental Schedule 10 (Continued)

Project Summaries	(Page 4 of 4)

707 Leahy Redwood City, CA

In the second quarter, Aimco completed the de-leasing process and started construction on the redevelopment of this 110-apartment home community. The project will be completed in one phase and includes the redevelopment of all apartment interiors, common areas, landscaping, and amenities. Aimco completed the first building, containing twelve apartment homes, in January. Construction on the remaining homes is on schedule to be complete in the second quarter.

Bay Parc Miami, FL

In third quarter 2018, Aimco commenced redevelopment of the 474 apartment homes, one floor at a time. The completed portion of the current phase includes: improvements to the leasing and lobby areas; apartment homes on four floors; redesign of the retail space including addition of a street café; updated landscaping; and expansion of the pool deck. The fifth floor is under construction and is anticipated to be delivered in the first quarter of 2020.

Eldridge Townhomes Elmhurst, IL	This is a ground-up development of 58 townhomes adjacent to Aimco's Elm Creek apartment community. Aimco commenced construction in the fourth quarter 2018 with completion anticipated in mid-2020.
Flamingo Point Miami Beach, FL

Aimco has announced three redevelopment phases: 1) renovation of the common areas, entryway, and amenities which was completed in December 2019; 2) the full renovation of the North Tower, which will include 366 apartment homes with completely reconfigured floor plans; and 3) the renovation of Center Tower apartment homes on the turn at a pace dictated by the market.

The investment in the common areas, entryway, and amenities is expected to generate higher rents at all 1,101 apartment homes, while investment in the North and Center towers are expected to generate higher rents in their respective apartment homes.

Aimco expects stabilized occupancy at the North Tower in first quarter 2022. Aimco does not expect the Center Tower redevelopment to de-stabilize operations during the execution of project.

The expected stabilized revenue per apartment home represents the projected stabilized revenue for all 1,101 apartment homes.

The Fremont Denver, CO (MSA)

This is a ground-up development of a 253-apartment home community located within the University of Colorado Anschutz Medical Campus and immediately adjacent to Aimco’s 21 Fitzsimons apartment community. Aimco commenced construction in third quarter 2018 with completion anticipated in late 2020.

Parc Mosaic Boulder, CO

This is a ground-up development of a 226-apartment home community. Aimco completed three buildings in 2019, the first in August, the second in late October, and the third in late December. As of December 31, 2019, the first two buildings were 81% leased and, in January, Aimco welcomed the first residents of the third building. The fourth, and final, building is now expected to be finished later in the first quarter. The fourth, and final, building was delayed slightly and is now expected to be finished later in the first quarter. Notwithstanding this delay, Aimco expects to achieve stabilized occupancy in fourth quarter 2020, consistent with prior projections.

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GLOSSARY AND RECONCILIATIONS OF NON-GAAP FINANCIAL AND OPERATING MEASURES

This Earnings Release and Supplemental Information include certain financial and operating measures used by Aimco management that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. Aimco’s definitions and calculations of these non-GAAP financial and operating measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. These non-GAAP financial and operating measures should not be considered an alternative to GAAP net income or any other GAAP measurement of performance and should not be considered an alternative measure of liquidity.

AIMCO OP: AIMCO Properties, L.P., a Delaware limited partnership, is the operating partnership in Aimco’s UPREIT structure. Aimco owns approximately 94.0% of the common partnership units of the Aimco OP.

AIMCO PROPORTIONATE FINANCIAL INFORMATION: Within this Earnings Release and Supplemental Information, Aimco provides certain financial information necessary to calculate Aimco’s share of financial information. This information is not, nor is it intended to be, a presentation in accordance with GAAP. Aimco’s proportionate share of financial information includes Aimco’s share of unconsolidated real estate partnerships and excludes the noncontrolling interest partners’ share of consolidated real estate partnerships.

Aimco does not control the unconsolidated real estate partnerships and the calculation of Aimco’s share of the assets and liabilities and revenues and expenses does not represent a legal claim to a proportionate share of such items. The amount of cash distributions partners in such partnerships may receive is based upon specific provisions in the partnership agreements and may vary based on whether such distributions are generated from operations, capital events or liquidation.

Proportionate information benefits the users of Aimco’s financial information by providing the amount of revenues, expenses, assets, liabilities and other items attributable to Aimco stockholders. Other companies may calculate their proportionate information differently than Aimco does, limiting the usefulness as a comparative measure. Because of these limitations, the non-GAAP Aimco proportionate financial information should not be considered in isolation or as a substitute for information included in Aimco’s financial statements as reported under GAAP.

AVERAGE AGE OF APARTMENT COMMUNITIES: Calculated by Aimco on a property-by-property basis based on the year the community was originally built, adjusted for redevelopment and/or other major capital improvements that effectively reduce the age of the community. Such investments include construction of new buildings and/or amenities, replacement or modernization of mechanical, plumbing and electrical systems and other investments that are consequential in nature. The average age of apartment communities is weighted by the estimated fair value of the properties.

AVERAGE REVENUE PER APARTMENT HOME: Represents Aimco proportionate average monthly rental and other property revenues, excluding resident reimbursement of utility cost, divided by the number of occupied apartment homes as of the end of the period.

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CAPITAL ADDITIONS DEFINITIONS

CAPITAL IMPROVEMENTS (CI): CI represent capital additions made to replace the portion of acquired apartment communities consumed prior to Aimco’s period of ownership and not contemplated in Aimco’s underwriting of an acquisition.

CAPITAL REPLACEMENTS (CR): Unlike CI, CR does not increase the useful life of an asset from its original purchase condition. CR represent capital additions made to replace the portion of acquired capital assets consumed during Aimco’s period of ownership. CR is deducted in the calculation of AFFO. See below for a reconciliation between CR amounts on Schedule 2 and Schedule 9 (in thousands, unaudited).

	Three Months Ended December 31, 2019	Year Ended December 31, 2019
Capital Replacements (Schedule 9)	$8,073	$36,245
Adjustments
Proportionate share of Capital Replacements spending	(578)	(2,780)
Amortization of incremental costs to obtain leases and capital replacements on sold properties	2,069	10,372
Capital Replacements (Schedule 2)	$9,564	$43,837

CASUALTY CAPITAL ADDITIONS: Casualty capital additions represent capitalized costs incurred in connection with the restoration of an asset after a casualty event such as a severe snow storm, hurricane, tornado, flood or fire.

CAPITAL ENHANCEMENTS (CE): CE may include kitchen and bath remodeling; energy conservation projects; and investments in longer-lived materials designed to reduce turnover costs, such as simulated wood flooring and granite countertops. CE differs from Redevelopment Additions in that they are generally lesser in scope and do not significantly disrupt property operations.

INITIAL CAPITAL EXPENDITURES (ICE): ICE represent capital additions contemplated in the underwriting at Aimco’s recently acquired communities.

REDEVELOPMENT ADDITIONS: Redevelopment additions represent capital additions intended to enhance the value of the apartment community through the ability to generate higher average rental rates. Redevelopment additions may include costs related to entitlement, which enhance the value of a community through increased density, and costs related to renovation of exteriors, common areas or apartment homes.

DEVELOPMENT ADDITIONS: Development additions represent construction and related capitalized costs associated with ground-up development projects.

CONTRIBUTION FROM ASSET MANAGEMENT: In July 2018, Aimco sold its interest in its Asset Management business. Asset Management refers generally to the activities Aimco performed in its role as general partner in partnerships holding low-income housing tax credit apartment communities, and which were structured to provide for the pass-through of tax credits and deductions to their partners. As presented in Supplemental Schedule 2, Contribution from Asset Management consists of Pro forma FFO related to apartment communities served by Aimco’s Asset Management business; income associated with delivery of tax credits to the non-Aimco investors in the partnerships; and other income; less asset management expenses (including certain allocated offsite costs related to the operation of this business) prior to Aimco’s sale of this business.

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CONTRIBUTION FROM REAL ESTATE: As presented in Supplemental Schedule 2, Contribution from Real Estate represents the Pro forma FFO generated by Aimco’s portfolio of apartment communities, which consists of property net operating income and other items of income or expense that relate to Aimco’s portfolio, including property management expenses, casualty losses, interest expense related to non-recourse property debt encumbering these communities, and interest income Aimco earns on its investment in a securitization trust that holds certain Aimco property debt.

ECONOMIC INCOME: As discussed in Supplemental Schedule 1, Economic Income represents stockholder value creation as measured by the change in estimated net asset value, or NAV, per share, plus cash dividends per share. Aimco believes Economic Income is important to investors as it represents a measure of total return we have earned for our stockholders. NAV, as used in our calculation of Economic Income, is a non-GAAP measure and represents the estimated fair value of assets net of liabilities attributable to Aimco’s common stockholders and the Aimco Operating Partnership’s common unitholders on a diluted basis. Aimco reports and reconciles Economic Income to GAAP equity annually. Please refer to the section entitled Management’s Discussion and Analysis of Financial Condition and Results of Operations described in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2018 for more information about Economic Income.

FREE CASH FLOW: Free Cash Flow, as calculated for Aimco’s retained portfolio, represents an apartment community’s property net operating income, less spending for Capital Replacements. Capital Replacement spending is a measure of the cost of capital asset used during the period. Aimco believes that Free Cash Flow is useful to investors as a supplemental measure of apartment community performance because it takes into consideration costs incurred during the period to replace capital assets that have been consumed during Aimco’s ownership.

FREE CASH FLOW CAP RATE: Free Cash Flow Cap Rate represents the NOI Cap Rate, adjusted for assumed Capital Replacements spending of $1,200 per apartment home.

FREE CASH FLOW MARGIN: Free Cash Flow Margin represents an apartment community’s property net operating income less $1,200 per apartment home of assumed annual Capital Replacement spending, as a percentage of the apartment community’s rental and other property revenues.

LEVERAGE RATIO DEFINITIONS

Aimco’s leverage strategy targets the ratio of Proportionate Debt and Preferred Equity to Adjusted EBITDAre to be below 7.0x and the ratio of Adjusted EBITDAre to Adjusted Interest and Preferred Dividends to be greater than 2.5x. Aimco also focuses on the ratios of Proportionate Debt to Adjusted EBITDAre and Adjusted EBITDAre Coverage of Adjusted Interest. Aimco believes these ratios, which are based in part on non-GAAP financial information, are commonly used by investors and analysts to assess the relative financial risk associated with balance sheets of companies within the same industry, and they are believed to be similar to measures used by rating agencies to assess entity credit quality. EBITDAre and Adjusted EBITDAre should not be considered alternatives to net income (loss) as determined in accordance with GAAP as indicators of performance. There can be no assurance that Aimco’s method of calculating EBITDAre and Adjusted EBITDAre is comparable with that of other real estate investment trusts.

Aimco’s net leverage includes Aimco’s share of long-term, non-recourse property debt, outstanding borrowings on its revolving credit facility, and outstanding preferred equity, reduced by cash and restricted cash on-hand and its investment in a securitization trust that holds certain of its property debt. Aimco reconciles consolidated balances to its net leverage on Supplemental Schedule 5(a).

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Aimco calculates Adjusted EBITDAre and Adjusted Interest used in its leverage ratios based on current quarter amounts, annualized.

EBITDAre AND ADJUSTED EBITDAre

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AND AMORTIZATION FOR REAL ESTATE (“EBITDAre”): Nareit defines EBITDAre as net income computed in accordance with GAAP, before interest expense, income taxes, depreciation and amortization expense, further adjusted for:

•	gains and losses on the dispositions of depreciated property;
•	impairment write-downs of depreciated property;
•	impairment write-downs of investments in unconsolidated partnerships caused by a decrease in the value of the depreciated property in such partnerships; and
•	adjustments to reflect the Aimco’s share of EBITDAre of investments in unconsolidated entities.

Aimco believes that EBITDAre is useful to investors, creditors and rating agencies as a supplemental measure of Aimco’s ability to incur and service debt because it is a recognized measure of performance by the real estate industry and facilitates comparison of credit strength between Aimco and other companies.

ADJUSTED EBITDAre: Adjusted EBITDAre is defined by Aimco as EBITDAre adjusted to exclude the effect of the following items for the reasons set forth below:

•

net income attributable to noncontrolling interests in consolidated real estate partnerships and EBITDAre adjustments attributable to noncontrolling interests, to allow investors to compare a measure of Aimco’s earnings before the effects of Aimco’s capital structure and indebtedness with that of other companies in the real estate industry;

•

the amount of interest income recognized by Aimco related to its investment in the subordinated tranches in a securitization trust holding primarily Aimco property debt, as Aimco views its interest cost on this debt to be net of any interest income received; and

•

the amount by which GAAP rent expense exceeds cash rents for a long-term ground lease for which expense exceeds cash payments until 2076. The excess of the GAAP rent expense over the cash payments for this lease does not reflect a current obligation that affects Aimco’s ability to service debt;

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A reconciliation of net income to EBITDAre and Adjusted EBITDAre for Aimco’s portfolio for the three months ended December 31, 2019 is as follows (in thousands):

Net income	$142,766
Adjustments:
Interest expense	45,846
Income tax benefit	(1,193)
Depreciation and amortization	97,144
Gain on dispositions of real estate	(146,239)
Adjustment related to EBITDAre of unconsolidated partnerships	211
EBITDAre	138,535
Net income attributable to noncontrolling interests in consolidated real estate partnerships	(84)
EBITDAre adjustments attributable to noncontrolling interests	(615)
Interest income received on securitization investment	(2,127)
Straight-line rent	657
Severance and restructuring costs [1]	800
Casualty losses [2]	2,913
Pro forma adjustment, net [3]	2,656
Adjusted EBITDAre	$142,735
Annualized Adjusted EBITDAre	$570,940
[1]

In 2019, Aimco incurred severance and restructuring costs in connection with the closure and relocation of office functions from its Greenville and Indianapolis offices to Denver. Aimco excluded such costs from Adjusted EBITDAre because it believes these costs are not representative of operating performance.

[2]

Aimco incurred casualty losses due to storm-related flooding in downtown Boston that caused damage to its One Canal apartment community. Aimco excluded such costs from Adjusted EBITDAre because of the unusual nature of the weather event that caused the loss.

[3]

Adjusted EBITDAre has been calculated on a pro forma basis to reflect the dispositions of four apartment communities during the period and the Parkmerced mezzanine loan investment, including related transaction costs, as if the transactions had closed on October 1, 2019.

In 2019, Aimco retitled its Adjusted EBITDA measure to Adjusted EBITDAre in its calculation of leverage ratios. The computation of Adjusted EBITDAre has been modified from Aimco’s prior measure to include the amortization of debt issuance costs as a component of interest expense in both the computation of Adjusted Interest Expense and Adjusted EBITDAre. The impact of this change is less than 0.1x to each ratio. Aimco also added a reconciliation of Net Income to EBITDAre in the table above. EBITDAre is defined by the National Association of Real Estate Investment Trusts, or Nareit, and provides for an additional performance measure independent of capital structure for greater comparability between REITs.

ADJUSTED INTEREST EXPENSE: Adjusted Interest Expense represents Aimco’s proportionate share of interest expense on non-recourse property debt and interest on the credit facility borrowings less (i) prepayment penalties, if any, and (ii) the amount of interest income recognized by Aimco related to its investment in the subordinated tranches in a securitization trust holding primarily Aimco property debt.

Adjusted Interest Expense and Preferred Dividends for the three months ended December 31, 2019, as used in the leverage ratios on Supplemental Schedule 5(a), are calculated as follows (in thousands):

Interest expense per consolidated statement of operations	$45,846
Adjustments:
Adjustments related to interest of consolidated and unconsolidated partnerships	(77)
Debt prepayment penalties and other non-interest items	(5,034)
Interest income received on securitization investment	(2,127)
Adjusted Interest Expense	$38,608
Preferred Dividends	1,908
Adjusted Interest Expense and Preferred Dividends	$40,516
Annualized Adjusted Interest Expense	$154,432
Annualized Adjusted Interest Expense and Preferred Dividends	$162,064

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FIXED CHARGE COVERAGE RATIO: As defined by Aimco’s credit agreement, the ratio of (a) EBITDA to (b) fixed charges, which represent the sum of (i) Aimco’s proportionate share of interest expense (excluding prepayment penalties and amortization of debt issuance costs), (ii) debt amortization and (iii) Preferred Dividends, for the four fiscal quarters preceding the date of calculation. The calculation of certain of these measures as defined by Aimco’s Credit Agreement may differ from those used by Aimco in the calculations of its Leverage Ratios.

PREFERRED DIVIDENDS: Preferred dividends include dividends paid with respect to Aimco’s Preferred Stock and the Aimco OP’s Preferred Partnership Units, exclusive of preferred equity redemption related amounts.

PREFERRED EQUITY: Preferred equity represents the redemption amounts for Aimco’s Preferred Stock and the Aimco OP’s Preferred Partnership Units and may be found in Aimco’s consolidated balance sheets and on Supplemental Schedule 5(b).

PROPORTIONATE DEBT TO ADJUSTED EBITDAre RATIO: The ratio of (a) Aimco’s share of net leverage as calculated on Supplemental Schedule 5(a) and shown above, excluding Preferred Equity to (b) Adjusted EBITDAre.

PROPORTIONATE DEBT AND PREFERRED EQUITY TO ADJUSTED EBITDAre RATIO: The ratio of (a) Aimco’s share of net leverage attributable to its Real Estate portfolio as calculated on Supplemental Schedule 5(a) and shown above to (b) Adjusted EBITDAre.

NAREIT FUNDS FROM OPERATIONS (Nareit FFO): Nareit FFO is a commonly used measure of REIT performance, which the National Association of Real Estate Investment Trusts (Nareit) defines as net income computed in accordance with GAAP, excluding: depreciation and amortization related to real estate; gains and losses from sales or impairment of depreciable assets and land used in the primary business of the REIT; and income taxes directly associated with a gain or loss on sale of real estate; and including Aimco’s share of Nareit FFO of unconsolidated partnerships and joint ventures. Aimco computes Nareit FFO for all periods presented in accordance with the guidance set forth by Nareit.

In addition to Nareit FFO, Aimco uses PRO FORMA FUNDS FROM OPERATIONS (Pro forma FFO) and ADJUSTED FUNDS FROM OPERATIONS (AFFO) to measure short-term performance. Pro forma FFO represents Nareit FFO as defined above, excluding certain amounts that are unique or occur infrequently. Aimco’s pro forma adjustments are defined in further detail in the footnotes to Supplemental Schedule 1.

AFFO represents Pro forma FFO reduced by Capital Replacements and is Aimco’s primary measure of current period performance.

Nareit FFO, Pro forma FFO and AFFO are non-GAAP measures that Aimco believes are helpful to investors in understanding Aimco’s short-term performance because they capture features particular to real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than other capital assets such as machinery, computers or other personal property. Nareit FFO, Pro forma FFO and AFFO should not be considered alternatives to net income (loss) as determined in accordance with GAAP, as indicators of performance. There can be no assurance that Aimco’s method of computing Nareit FFO, Pro forma FFO or AFFO is comparable with that of other real estate investment trusts.

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The following table reconciles GAAP net income per share to Pro forma FFO per share and AFFO per share, each as presented at the mid-point of Aimco’s guidance range:

(dollars per share) (unaudited)	First Quarter 2020	Full Year 2020
Net income	$1.95	$3.33
Depreciation, net	0.61	2.43
Gain on dispositions of real estate, inclusive of related income tax	(1.90)	(3.11)
Straight-line rent [1]	—	0.02
Pro forma FFO	0.66	2.67
Capital Replacements, net	(0.06)	(0.28)
AFFO	$0.60	$2.39
[1]	Adjustment to Pro forma FFO for the straight-line rent expense adjustment required by GAAP for a long-dated ground lease. See further description above.

NET OPERATING INCOME (NOI) CAP RATE: NOI Cap Rate is calculated based on Aimco’s share of the proportionate property NOI for the trailing twelve months prior to sale, less a 3% management fee, divided by Aimco gross proceeds.

NET OPERATING INCOME (NOI) MARGIN: Represents an apartment community’s net operating income as a percentage of the apartment community’s rental and other property revenues.

OTHER EXPENSES, NET: Other expenses, net allocated to real estate property operating expenses on Supplemental Schedule 2 includes franchise taxes, and expenses specifically related to Aimco’s administration of its real estate partnerships, for example, services such as audit, tax and legal. Other expenses, net not allocated to real estate property operating expenses generally consists of risk management activities related to Aimco’s unconsolidated partnerships and certain other corporate expenses.

PROPERTY NET OPERATING INCOME (NOI) and PROPORTIONATE PROPERTY NOI: NOI is defined by Aimco as total property rental and other property revenues less direct property operating expenses, including real estate taxes. NOI does not include: property management revenues, primarily from affiliates; casualties; property management expenses; depreciation; or interest expense. NOI is helpful because it helps both investors and management to understand the operating performance of real estate excluding costs associated with decisions about acquisition pricing, overhead allocations and financing arrangements. NOI is also considered by many in the real estate industry to be a useful measure for determining the value of real estate. Reconciliations of NOI as presented in this Earnings Release and Supplemental Information to Aimco’s consolidated GAAP amounts are provided below.

Due to the diversity of its economic ownership interests in its apartment communities in the periods presented, Aimco evaluates the performance of the apartment communities in its segments using Proportionate Property NOI, which represents Aimco’s share of the NOI for the apartment communities that Aimco consolidates and manages but excludes apartment communities that it does not consolidate. Proportionate Property NOI is defined as Aimco share of rental and other property revenue less Aimco share of property operating expenses. In its evaluation of community results, Aimco excludes from rental and other property revenues the amount of utility costs reimbursed by residents and reflects such amount as a reduction of the related utility expense within property operating expenses. The following table presents the reconciliation of GAAP rental and other property revenue to the proportionate revenues before utility reimbursements and GAAP property operating expenses to proportionate expenses, net of utility reimbursements. The table also presents the reconciliation of consolidated Same Store revenue before utility reimbursements and expenses, net of utility reimbursements as presented on Supplemental Schedule 2(a) to the proportionate amounts presented on Supplemental Schedule 6.

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Segment NOI Reconciliation
(in thousands) (unaudited)	Three Months Ended
	December 31, 2019		December 31, 2018
	Revenues, Before Utility Reimbursements	Expenses, Net of Utility Reimbursements	Revenues, Before Utility Reimbursements	Expenses, Net of Utility Reimbursements
Total attributable to real estate (per consolidated statements of operations)	$230,032	$78,768	$232,022	$75,329
Adjustment: Utilities reimbursement [1]	(7,740)	(7,740)	(7,353)	(7,353)
Adjustment: Sold properties and other amounts not allocated [2]	(4,399)	(13,232)	(15,593)	(12,206)
Attributable to Real Estate (per Supplemental Schedule 2)	217,893	57,796	209,076	55,770
Proportionate adjustment [3]	(894)	(270)	(795)	(224)
Proportionate property net operating income	$216,999	$57,526	$208,281	$55,546
Same Store amounts (per Supplemental Schedule 2)	$175,431	$44,219	$169,877	$42,357
Proportionate adjustment [3]	(674)	(170)	(648)	(149)
Same Store amounts, adjusted (per Supplemental Schedule 6)	$174,757	$44,049	$169,229	$42,208

Segment NOI Reconciliation
(in thousands) (unaudited)	Year Ended
	December 31, 2019		December 31, 2018
	Revenues, Before Utility Reimbursements	Expenses, Net of Utility Reimbursements	Revenues, Before Utility Reimbursements	Expenses, Net of Utility Reimbursements
Total attributable to real estate (per consolidated statements of operations)	$914,294	$311,221	$922,593	$307,901
Adjustment: Utilities reimbursement [1]	(30,082)	(30,082)	(28,292)	(28,292)
Adjustment: Sold properties and other amounts not allocated [2]	(26,800)	(40,928)	(83,057)	(50,676)
Attributable to Real Estate (per Supplemental Schedule 2)	857,412	240,211	811,244	228,933
Proportionate adjustment [3]	(3,368)	(1,058)	(3,152)	(1,032)
Proportionate property net operating income	$854,044	$239,153	$808,092	$227,901
Same Store amounts (per Supplemental Schedule 2)	$694,095	$182,550	$668,551	$178,259
Proportionate adjustment [3]	(2,652)	(720)	(2,556)	(738)
Same Store amounts, adjusted (per Supplemental Schedule 6)	$691,443	$181,830	$665,995	$177,521
[1]

Nearly two-thirds of Aimco’s utility costs are reimbursed by residents. These reimbursements are included in rental and other property revenues on Aimco’s consolidated statements of operations prepared in accordance with GAAP. This adjustment represents the reclassification of utility reimbursements from revenues to property operating expenses for the purpose of evaluating segment results and as presented on Supplemental Schedule 2, Supplemental Schedule 3, and Supplemental Schedule 6. Aimco also excludes the reimbursement amounts from the calculation of Average Revenue per Apartment Home throughout this Earnings Release and Supplemental Schedules.

[2]

Sold properties and other amounts not allocated to Real Estate includes operating results of apartment communities sold during the periods shown or held for sale at the end of the period, as well as property management and casualty expense, which are not included in property operating expenses, net of utility reimbursements in the Supplemental Schedule 2 presentation.

[3]

Proportionate adjustments represent the noncontrolling interests’ share of the rental and other property revenues before utility reimbursements and property operating expenses, net of utility reimbursements. Such adjustment is necessary to reconcile consolidated amounts presented on Supplemental Schedule 2 to the amounts allocated to Aimco’s operating segments, as well as to reconcile Same Store amounts presented on Supplemental Schedule 2 to proportionate same store amounts presented on Supplemental Schedules 6.

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PORTFOLIO QUALITY RATINGS: Aimco measures the quality of apartment communities in its portfolio based on average rents of its apartment homes compared to local market average rents as reported by a third-party provider of commercial real estate performance and analysis. Under this rating system, Aimco classifies as “A” quality apartment communities those earning rents greater than 125% of local market average; as “B” quality apartment communities those earning rents between 90% and 125% of local market average; “C+” quality apartment communities those earning rents greater than $1,100 per month, but lower than 90% of local market average; and “C” quality apartment communities those earning rents less than $1,100 per month and lower than 90% of local market average.

REAL ESTATE CLASSIFICATIONS: Aimco’s portfolio of apartment communities is diversified by both price point and geography. Aimco’s portfolio is classified into four segments, as follows:

SAME STORE: Same Store apartment communities are apartment communities that (a) are owned and managed by Aimco, (b) had reached a stabilized level of operations as of January 1, 2018 and maintained it throughout the current and the comparable prior periods and (c) are not expected to be sold within 12 months.

ACQUISITION: Includes apartment communities acquired since January 1, 2018. The communities are Bent Tree Apartments, the portfolio of five properties in Philadelphia acquired in 2018 and 2019, Avery Row, and Prism (50 Rogers).

REDEVELOPMENT/DEVELOPMENT: Includes apartment communities currently under construction that have not achieved a stabilized level of operations and those that have been completed in recent years that had not achieved and maintained stabilized operations for both the current and the comparable prior periods.

OTHER REAL ESTATE: Includes apartment communities subject to limitations on rent increases, communities that Aimco expects to sell within 12 months that do not meet the criteria to be classified as held for sale, certain retail spaces and 1001 Brickell Bay Drive.

SOLD AND HELD FOR SALE APARTMENT COMMUNITIES: Apartment communities either sold since January 1, 2018 or classified as held for sale at the end of the period. For purposes of highlighting results of operations related to Aimco’s retained portfolio, results for Sold and Held For Sale Apartment Communities are excluded from property net operating income and presented separately on a net basis on Supplemental Schedule 2. Information about property net operating income for Sold and Held For Sale Apartment Communities may be found on Supplemental Schedule 3.

TURNOVER: Represents the percentage of residents who have moved out in the trailing twelve months. Turnover is calculated by dividing the number of move outs in the trailing twelve months, exclusive of intra-community transfers, by the daily average number of occupied apartment homes during the trailing twelve months. For the twelve months ended December 31, 2019, Turnover was 43.2%, 150 basis points lower than the twelve months ended December 31, 2018. Inclusive of intra-community transfers, Turnover was 47.3% for the trailing twelve months ended December 31, 2019.

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